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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                            ------------------------

Filed by the Registrant                       /x/
Filed by a Party other than the Registrant    / /

Check the appropriate box:

     / /  Preliminary Proxy Statement
     / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     /x/  Definitive Proxy Statement
     / /  Definitive Additional Materials
     / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       PHILIPS INTERNATIONAL REALTY CORP.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

     / /  No fee required.
     /x/ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           (1) Title of each class of securities to which transaction applies:
               Common Stock, $0.01 par value, of Philips International Realty Corp.

           (2) Aggregate number of securities to which transaction applies:
               7,340,474 shares of Philips International common stock plus 707,500 shares underlying outstanding options to purchase shares of Philips International common stock.

           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The filing fee was determined based upon (a) the product of 7,340,474 shares of Philips International common stock and the projected liquidation payment of $18.25 per share in cash and (b) the difference between $18.25 per share and the exercise price per share of each of the 707,500 options to purchase shares of Philips International common stock. In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the amount calculated pursuant to the preceding sentence by 1/50 of one percent.

           (4) Proposed maximum aggregate value of transaction: $134,543,801.

           (5) Total fee paid: $26,909.

     /x/  Fee paid previously with preliminary materials.
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:
        (2) Form, Schedule or Registration Statement No.:
        (3) Filing Party:
        (4) Date Filed:

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
                       PHILIPS INTERNATIONAL REALTY CORP.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016

                                                               September 8, 2000

Dear Philips International Stockholder:

     We invite you to attend a special meeting of stockholders of Philips International Realty Corp. to be held at HSBC Bank, 452 Fifth Avenue, 11th Floor, New York, New York 10018, on October 10, 2000, at 3:00 p.m., local time.

     At the special meeting, we will ask you to approve two proposals. We will ask you to approve an amendment to the company's charter to reduce the affirmative stockholder vote required to approve an extraordinary corporate action, such as a merger, consolidation, sale of all or substantially all of the assets or dissolution of the company, from two-thirds to a majority of all votes entitled to be cast on the action by the holders of our stock. In addition, we will ask you to approve a plan of liquidation of the company, pursuant to which we intend to: (1) dispose of all our assets for cash and/or the redemption of units in our affiliated operating partnership in a series of transactions,
(2) pay or provide for our liabilities and expenses, (3) distribute the net proceeds of the liquidation to you and our other stockholders and (4) wind up our operations and dissolve. If the plan of liquidation is approved, we expect to distribute to our stockholders in two or more distributions approximately $18.25 in cash in the aggregate for each share of our common stock they own.

     We recently have sold seven of our shopping centers to Kimco Income Operating Partnership, L.P. for cash and the assumption of indebtedness, and, in connection with our plan to liquidate, we have (1) entered into a definitive agreement to transfer our interests in eight shopping centers to Kimco for cash and the assumption of indebtedness and (2) entered into definitive agreements to transfer our interests in four shopping centers and two redevelopment properties, subject to certain indebtedness, to Philip Pilevsky, our chairman and chief executive officer, and certain of his family members in exchange for cash and the redemption of their units in our affiliated operating partnership. We also expect to enter into agreements to sell our remaining properties for cash shortly.

     We cannot complete the transactions contemplated by the plan of liquidation unless specified conditions are satisfied, including obtaining the approval of our stockholders. If the proposed charter amendment is approved, then approval of the plan of liquidation will require the affirmative vote of a majority of all votes entitled to be cast by the holders of our common stock. If the charter amendment is not approved, then approval of the plan of liquidation will require the affirmative vote of two-thirds of all votes entitled to be cast by our stockholders.

     A special committee consisting of the four independent members of our board of directors carefully reviewed and considered the terms and conditions of the plan of liquidation and the transactions contemplated by the plan of liquidation as well as other alternatives available to us. Based on its review, the special committee unanimously determined that the terms of the plan of liquidation and the transactions contemplated by the plan of liquidation are fair to and in the best interests of us and our equity owners. In making this determination, the special committee considered, among other things, an opinion received from Prudential Securities Incorporated, one of our independent financial advisors, to the effect that the consideration to be received by us in the Kimco transactions is fair to us from a financial point of view, and an opinion received from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., another of our independent financial advisors, to the effect that the aggregate consideration to be received by us in the Pilevsky Group transaction is fair to us from a financial point of view and that the aggregate consideration to be received by our stockholders and the unitholders in connection with the over-all transaction is fair to our stockholders and the unitholders from a financial point of view.

     OUR BOARD OF DIRECTORS, TAKING INTO ACCOUNT THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY DETERMINED THAT THE PLAN OF LIQUIDATION (INCLUDING THE KIMCO TRANSACTION AND THE PILEVSKY GROUP TRANSACTION) IS FAIR TO AND IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND UNANIMOUSLY APPROVED THE PLAN OF LIQUIDATION. OUR BOARD ALSO UNANIMOUSLY DETERMINED THAT THE PROPOSED CHARTER AMENDMENT IS IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS. ACCORDINGLY, OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH PROPOSAL.

     The attached notice of special meeting and proxy statement explain the proposals and provide specific information concerning the special meeting. Please read these materials (including the appendices) carefully.

     Your vote is important. Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and do so.

     If you have any questions regarding the proposals, please call Morrow & Co., Inc., our proxy solicitors, toll-free at 1-800-662-5200 or collect at (212) 754-8000 or our investor relations department at (212) 545-1100.

                                          Very truly yours,

                                          /s/ LOUIS J. PETRA
                                          Louis J. Petra
                                          President

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     This proxy statement is dated September 8, 2000 and was first mailed to our stockholders on or about September 8, 2000.

                       PHILIPS INTERNATIONAL REALTY CORP.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016
                       ---------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 10, 2000
                       ---------------------------------

To the Stockholders of Philips International Realty Corp.:

     A special meeting of stockholders of Philips International Realty Corp. will be held at 3:00 p.m., local time, on October 10, 2000, at HSBC Bank, 452 Fifth Avenue, 11th Floor, New York, New York 10018, for the following purposes:

     1. To consider and vote upon a proposal to amend our charter to reduce the affirmative stockholder vote required to approve an extraordinary corporate action, such as a merger, consolidation, sale of all or substantially all of the assets or dissolution of the company, from two-thirds to a majority of all votes entitled to be cast on the action by the holders of our stock. In the attached proxy statement, we refer to this proposed amendment as the "charter amendment" and this proposal as the "charter amendment proposal";

     2. To consider and vote upon a proposal to approve a plan of liquidation of the company, pursuant to which we will, among other things,
        (a) transfer our interests in our affiliates that own eight shopping centers to Kimco Income Operating Partnership, L.P. for cash and the assumption of indebtedness, (b) transfer our interests in the entities that own four shopping centers and two redevelopment properties, subject to certain indebtedness, to Philip Pilevsky, our chief executive officer, and certain of his affiliates and family members in exchange for cash and the redemption of units in our affiliated operating partnership, (c) sell our remaining assets for cash, (d) pay or provide for our liabilities and expenses, (e) distribute the net proceeds of the liquidation to you in two or more liquidating distributions of approximately $18.25 in cash in the aggregate for each share of our common stock you own and (f) wind up our operations and dissolve, all in accordance with the plan of liquidation attached to the proxy statement as Exhibit A. In the proxy statement, we refer to this proposal as the "plan of liquidation" and the transactions contemplated by the plan of liquidation as the "liquidation"; and

     3. To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

     The board of directors does not know of or expect any other business to be transacted at the special meeting. The board of directors has fixed the close of business on August 15, 2000 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting. To make it easier for you to vote, we are making available Internet and telephone voting. The instructions attached to your proxy card describe how to use these convenient new services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

     Whether or not you plan to attend the special meeting, you should complete, sign, date and promptly return the enclosed proxy card, or promptly vote by Internet or telephone, to ensure that your shares will be represented at the meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. You should not send any certificates representing common stock with your proxy card.

                                          By Order of the Board of Directors,

                                          /s/ SHEILA LEVINE
                                          Sheila Levine
                                          Secretary

Dated: September 8, 2000

                                                   MAILED TO STOCKHOLDERS
                                                   ON OR ABOUT SEPTEMBER 8, 2000

                       PHILIPS INTERNATIONAL REALTY CORP.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016

                       ---------------------------------

                                PROXY STATEMENT

                       ---------------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS..................................................................      1

SUMMARY....................................................................................................      4
  The Parties..............................................................................................      4
  The Special Meeting......................................................................................      5
  The Charter Amendment Proposal...........................................................................      5
  The Plan of Liquidation..................................................................................      5
  The Kimco Transaction....................................................................................      7
  The Prior Kimco Transaction..............................................................................      7
  The Pilevsky Group Transaction...........................................................................      7
  The Other Transactions...................................................................................      8
  Selected Historical Financial Data of Philips International..............................................      9

THE SPECIAL MEETING........................................................................................     10
  Date, Time and Place of the Special Meeting..............................................................     10
  Purpose of the Special Meeting...........................................................................     10
  Record Date; Quorum; Outstanding Common Stock Entitled to Vote...........................................     10
  Voting Rights............................................................................................     10
  Voting and Revocation of Proxies.........................................................................     10
  Solicitation of Proxies..................................................................................     11
  Other Matters............................................................................................     11

THE CHARTER AMENDMENT PROPOSAL.............................................................................     12
  Background...............................................................................................     12
  The Charter Amendment and its Effects....................................................................     12
  Vote Required and Board of Directors' Recommendation.....................................................     13

SPECIAL FACTORS RELATING TO THE PLAN OF LIQUIDATION........................................................     14
  Background of the Plan of Liquidation....................................................................     14
  Recommendations of the Special Committee and the Board of Directors;
     Reasons for the Liquidation...........................................................................     17
  Fairness Opinions of Prudential Securities and Houlihan Lokey............................................     20
  Purpose of the Liquidation; Certain Effects of the Liquidation...........................................     31
  Interests in the Liquidation That Differ From Your Interests.............................................     31
  Prior Kimco Transaction..................................................................................     32
  Plans for Philips International and the Properties After the Liquidation;
     Liquidation Procedures................................................................................     32
  Appraisal Rights of Stockholders.........................................................................     33

THE PLAN OF LIQUIDATION....................................................................................     34
  The Plan of Liquidation..................................................................................     34
  The Pilevsky Group Transaction...........................................................................     42
  The Other Transactions...................................................................................     45

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.....................................................     46
  United States Federal Income Tax Consequences to the Company and Our Stockholders........................     46
  United States Federal Income Tax Consequences to Non-U.S. Stockholders...................................     48
  State and Local Taxes....................................................................................     49

                                                                                                              PAGE
                                                                                                              ----
PARTIES TO THE LIQUIDATION TRANSACTIONS....................................................................     49
  Philips International Realty Corp........................................................................     49
  Kimco Income Operating Partnership, L.P..................................................................     50
  The Pilevsky Group.......................................................................................     50

SECURITY OWNERSHIP OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS.............................................     51

VOTING SECURTIES AND PRINCIPAL HOLDERS.....................................................................     52

PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................................................     53

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................................................     54

OTHER INFORMATION..........................................................................................     55
  Proposals by Stockholders of Philips International.......................................................     55
  Independent Auditors.....................................................................................     55
  Where You Can Find More Information......................................................................     55
  Incorporation by Reference...............................................................................     55

EXHIBIT A:  Plan of Liquidation and Dissolution............................................................    A-1

EXHIBIT B:  Opinion of Prudential Securities Incorporated..................................................    B-1

EXHIBIT C:  Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc...............................    C-1

                   QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q:    WHAT AM I BEING ASKED TO VOTE UPON?

A: At the special meeting, we will ask you to vote upon an amendment to the company's charter to reduce the affirmative stockholder vote required to approve an extraordinary corporate action, such as a merger, consolidation, sale of all or substantially all of the assets or a dissolution of the company, from two-thirds to a majority of all votes entitled to be cast on the action by the holders of our stock. In addition, we will ask you to approve a plan of liquidation of the company, pursuant to which we will, among other things, transfer our interests in our affiliates that own eight shopping centers located mainly in the New York metropolitan area to Kimco Income
      Operating Partnership, L.P. for cash and the assumption of indebtedness, transfer our in-terests in four contiguous shopping centers in Hialeah, Florida and two redevelopment proper-ties, subject to certain indebtedness, to Philip
      Pilevsky, our chief executive officer, and certain of his affiliates and family members in exchange for cash and the redemption of units in our affiliated operating partnership, sell our remaining assets for cash, pay or provide for our liabilities and expenses, distribute the net proceeds of the liquidation to you and our other stockholders, wind up our operations and dissolve.

Q:    WHAT WILL I RECEIVE IN THE LIQUIDATION?

A: We currently expect that you will receive in two or more liquidating distributions approximately
      $18.25 in the aggregate in cash for each share of our common stock that you own (assuming that you hold your shares through the completion of the liquidation). The $18.25 per share expected to be paid in the liquidation represents a premium over the highest price at which our common stock has historically traded, including a 16.8% premium over the $15.63 closing price of our common stock on October 12, 1999, the day before we publicly announced our decision to explore strategic alternatives, and an 18.7% premium over the average daily closing price of $15.37 from January 1, 1999 through October 12, 1999. The amount you will receive in the liquidation is subject to the amount reserved to pay or provide for our liabilities and expenses and the amount received in the liquidation of our real estate assets that we have listed for sale but are not currently subject to definitive sale agreements.

Q.    HOW MANY LIQUIDATING DISTRIBUTIONS DO YOU
      ANTICIPATE MAKING?

A: We currently estimate that the aggregate distribution to our stockholders will be $18.25 in cash per share of our common stock, subject to the accuracy of our estimated expenses and liabilities. We anticipate making two or more liquidating distributions to you. We expect that you will receive a significant portion of the estimated $18.25 in cash per share in the initial distribution, which we will make as soon as practicable after the approval of the plan of liquidation, completion of the Kimco transaction and the Pilevsky Group transaction (as each is defined under the heading "Summary"), payment of our known debts and liabilities and establishment of a reserve to cover contingent liabilities and anticipated expenses in connection with the liquidation. We expect to make a final distribution, including any funds remaining in the reserve fund after we pay or provide for any contingent liabilities or future expenses, as promptly as reasonably possible thereafter. The actual amounts and times of the liquidating distributions will be determined by our board in its discretion. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.

Q:    WHAT WILL HAPPEN TO MY REGULAR QUARTERLY
      DIVIDEND?

A: If stockholders approve the plan of liquidation, we expect to make, in lieu of the regular quarterly dividend, two or more liquidating distributions as soon as practicable. Our board intends to suspend the payment of quarterly dividends beginning in the third quarter 2000, pending the outcome of the special meeting.

Q:    WHAT IS THE BOARD'S RECOMMENDATION AS TO THE PLAN
      OF LIQUIDATION?

A: Our board has unanimously determined that the plan of liquidation is fair to you and in your and our best interests and recommends that you vote "FOR" approval of the plan of liquidation.
      In making this determination, our board took into account the unanimous recommendation of a special committee, consisting of all four independent members of our board, following the special committee's review and evaluation of the fairness of the plan of liquidation. The special committee and our board considered the opinion of our financial advisor, Prudential Securities
      Incorporated, to the effect that the aggregate consideration to be received by us in the transactions contemplated by the agreements we entered into with Kimco on April 28, 2000, as amended, is fair to us from a financial point of view. The special committee and our board also considered the opinion of our financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors,
      Inc., to the effect that (1) the aggregate consideration to be received by us in the transactions contemplated by the agreements we entered into with Philip Pilevsky, our chairman and chief executive officer, and certain of his affiliates and family members on April 28, 2000 is fair to us from a financial point of view and
      (2) that the aggregate consideration to be received by you and the unitholders in connection with the over-all transaction is fair to you and the unitholders from a financial point of view.

Q.    WHAT WILL HAPPEN IF THE PLAN OF LIQUIDATION IS
      NOT APPROVED BY STOCKHOLDERS?

A: We will continue to operate as a publicly owned real estate investment trust. We may, however, owe Kimco Income Operating Partnership, L.P. a termination fee not to exceed approximately $4.0 million.

Q:    WHAT EFFECT WILL THE CHARTER AMENDMENT HAVE ON
      THE COMPANY?

A: If the charter amendment is approved, we plan to immediately file articles of amendment setting forth the charter amendment with the State
      Department of Assessments and Taxation of Maryland. We expect that the vote on the plan of liquidation will take place immediately subsequent to this filing, in which case the stockholder vote required for approval of extraordinary corporate actions, including the plan of liquidation, will be reduced from two-thirds to a majority of all votes entitled to be cast on the action by the holders of our stock.

Q:    WHAT IS THE BOARD'S RECOMMENDATION AS TO THE
      CHARTER AMENDMENT?

A: Our board has unanimously determined that the charter amendment is in your and our best interests and recommends that you vote "FOR" approval of the charter amendment proposal.

Q:    WHAT VOTE OF STOCKHOLDERS IS REQUIRED TO APPROVE
      THE PROPOSALS?

A: The charter amendment proposal must be approved by the affirmative vote of a majority of all votes entitled to be cast by the holders of our common stock. If the charter amendment proposal is approved, we plan to immediately file articles of amendment setting forth the charter amendment with the State Department of Assessments and Taxation of Maryland. We expect that the vote on the plan of liquidation will take place immediately subsequent to this filing, in which case approval of the plan of liquidation will require the affirmative vote of a majority of all votes entitled to be cast by the holders of our common stock. If the charter amendment proposal is not approved, or if the articles of amendment are not filed prior to the vote on the plan of liquidation, approval of the plan of liquidation will require the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our common stock.

Q:    WHAT DO I NEED TO DO NOW?

A: You should complete, date and sign your proxy card and mail it in the enclosed return envelope, or vote your shares by Internet or telephone, as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the meeting in person.

Q:    MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY
      SIGNED PROXY CARD?

A: Yes. You can change your vote by sending in a later dated, signed proxy card or a written revocation before the special meeting or by attending the special meeting and voting in person. Your attendance at the meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY MY
      BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q:    WHAT HAPPENS IF I DO NOT GIVE MY PROXY OR IF I
      ABSTAIN FROM VOTING?

A: If you do not give your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the proposals.

Q:    WHAT ARE THE TAX CONSEQUENCES OF THE LIQUIDATION?

A: The liquidation will be a taxable transaction to you for United States federal income tax purposes. A brief summary of the possible tax consequences to you appears on page 46 of this proxy statement. You should consult your tax advisor as to the tax effect of your particular circumstances.

Q:    DO I HAVE APPRAISAL RIGHTS?

A: Under Maryland law, you will not have appraisal or other similar rights of dissenters in connection with the plan of liquidation because the outstanding shares of our common stock are, and were on the record date for the special meeting, listed on the New York Stock Exchange, a national securities exchange.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have additional questions about the charter amendment proposal or the plan of liquidation, or would like additional copies of the proxy statement, you should call Morrow
      & Co., Inc., our proxy solicitors, toll-free at 1-800-662-5200 or our investor relations department at (212) 545-1100.

                                    SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. For additional information concerning the charter amendment proposal and the plan of liquidation, you should read this entire proxy statement, including the exhibits, and the other documents referred to in or incorporated into this proxy statement. A copy of the plan of liquidation is included in this proxy statement as Exhibit A. Copies of the agreements we entered into in connection with the plan of liquidation on April 28, 2000 are included as exhibits to our Current Reports on Form 8-K dated April 28, 2000. The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this proxy statement.

     Unless otherwise indicated or the context otherwise requires, in this proxy statement, (1) the "company," "Philips International," "we," "us," and "our" refers to Philips International Realty Corp., a Maryland corporation; (2) the "operating partnership" refers to Philips International Realty, L.P., a Delaware limited partnership affiliated with the company, "units" refers to the limited partnership units of the operating partnership and "unitholders" refers to the holders of units; (3) "Kimco" refers to Kimco Income Operating Partnership, L.P., a Delaware limited partnership, the "Kimco transaction" refers to the proposed transfer of our interests in our affiliates that own eight shopping centers located primarily in the New York metropolitan area to Kimco in exchange for approximately $137.1 million, as adjusted, pursuant to an agreement that we, the operating partnership, certain of our affiliates, KIR Acquisition LLC and Kimco entered into on April 28, 2000, as amended (which we refer to in this proxy statement as the "Kimco agreement"), and the "Kimco transactions" refers to, collectively, the Kimco transaction and the transaction we recently completed pursuant to which we sold seven of our shopping centers to Kimco (which we refer to as the "Prior Kimco transaction"); (4) the "Pilevsky Group" refers to Philip Pilevsky, our chairman and chief executive officer, his sister, Sheila Levine, our chief operating officer, and certain of their affiliates and family members, the "Pilevsky Group transaction" refers to, collectively,
(a) the proposed transfer of our interests in four contiguous shopping centers located in Hialeah, Florida (with a total valuation of approximately
$120.0 million and subject to aggregate indebtedness of approximately $86.0 million), in exchange for the redemption of all of the units held by members of the Pilevsky Group pursuant to redemption agreements that the operating partnership and members of the Pilevsky Group entered into on April 28, 2000 (which we refer to as the "Hialeah agreements"), (b) the proposed sale of our redevelopment property in Lake Worth, Florida to Mr. Pilevsky for approximately $6.6 million in cash pursuant to an agreement that the operating partnership, one of our affiliates and Mr. Pilevsky entered into as of April 28, 2000, as amended (which we refer to as the "Lake Worth agreement") and (c) the proposed sale of our 50% non-controlling joint venture interest in a redevelopment property on Third Avenue, in New York, New York to members of the Pilevsky Group for approximately $4.0 million in cash (this property is encumbered by a $10.0 million first mortgage which will remain in place) pursuant to an agreement that our affiliate and members of the Pilevsky Group entered into as of April 28, 2000, as amended (which we refer to as the "Third Avenue agreement") and (5) "KIR Portfolio" refers to KIR Portfolio I, L.P., a Delaware limited partnership organized to facilitate the Kimco transaction.

THE PARTIES (PAGE 49)

  Philips International Realty Corp.

We are a New York based, equity real estate invest-ment trust which owns and operates neighborhood and community shopping centers located predom-inantly in the greater New York and Miami metropolitan markets. As of June 30, 2000, we owned interests in 28 properties totaling 3.9 million square feet of gross leasable area. We completed our initial public stock offering in May 1998 and our shares are traded on the New York Stock Exchange under the symbol PHR.

  Kimco Income Operating Partnership, L.P.

Kimco, a private Delaware limited partnership based in New Hyde Park, New York, is a joint venture among Kimco Realty Corporation, one of the largest publicly-traded real estate investment trusts in the country, the New York State Common Retirement Fund and certain other institutional partners. As of June 30, 2000, Kimco's real estate portfolio included 22 retail properties. Kimco's properties total 5.4 million square feet and are located in 14 states.

  The Pilevsky Group

The Pilevsky Group consists of Philip Pilevsky, our chairman and chief executive officer, his sister, Sheila Levine, our chief operating officer and certain of their affiliates and family members.

THE SPECIAL MEETING

  Date, Time and Place and Matters to be Considered (page 10)

The special meeting will be held at 3:00 p.m., local time, on October 10, 2000, at HSBC Bank, 452 Fifth Avenue, 11th Floor, New York, New York, 10018. At the special meeting, you will be asked to consider and vote upon the charter amendment proposal and the plan of liquidation.

  Vote Required (page 10)

The charter amendment proposal must be approved by the affirmative vote of a majority of all votes entitled to be cast by the holders of our common stock. If the charter amendment proposal is approved we plan to immediately file articles of amendment setting forth the charter amendment with the State Department of Assessments and Taxation of Maryland. We expect that the vote on the plan of liquidation will take place immediately subsequent to this filing, in which case approval of the plan of liquidation will require the affirmative vote of a majority of all votes entitled to be cast by the holders of our common stock. If the charter amendment proposal is not approved, or if the articles of amendment are not filed prior to the vote on the plan of liquidation, approval of the plan of liquidation will require the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our common stock.

  Record Date for Voting (page 10)

The close of business on August 15, 2000 is the record date for determining holders of shares of our common stock entitled to vote at the special meeting. Each share of our common stock will be entitled to one vote. On the record date, there were 7,340,474 shares entitled to vote at the special meeting.

  Revocation of Proxies (page 10)

You may revoke your proxy at any time before the special meeting by delivering a written notice of revocation to our corporate secretary, by executing and delivering a later-dated proxy or by attending the meeting and giving oral notice of your intention to vote in person. Your attendance at the meeting will not by itself constitute a revocation of your proxy. Unless contrary instructions are indicated on your proxy, all of your shares represented by valid proxies will be voted FOR the approval of each proposal.

THE CHARTER AMENDMENT PROPOSAL (page 12)

Under our current charter, holders of a minority one-third (plus one) of the outstanding shares of our common stock could prevent us from pursuing opportunities or taking actions that are favored by holders of the majority of our common stock and may be in our and your best interests. The charter amendment will conform our charter with those of other similar real estate investment trusts, in particular, and with those of other public companies, in general, pursuant to which only a majority-in-interest of the voting stock is required to approve an extraordinary corporate action such as a merger, consolidation, transfer of all or substantially all of the assets or dissolution of the company.

The charter amendment proposal must be approved by the affirmative vote of a majority of all votes entitled to be cast by the holders of our stock. If the charter amendment proposal is approved, we plan to immediately file articles of amendment setting forth the charter amendment with the State Department of Assessments and Taxation of Maryland. We expect that the vote on the plan of liquidation will take place immediately subsequent to this filing, in which case approval of the plan of liquidation (and any other extraordinary corporate action that we may propose in the future) will require the affirmative vote of a majority of all votes entitled to be cast by the holders of our common stock. If the charter amendment proposal is not approved, or if the articles of amendment are not filed prior to the vote on the plan of liquidation, then approval of the plan of liquidation will require the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our common stock.

THE PLAN OF LIQUIDATION

  What You will Receive in the Liquidation (page 34)

We expect that you will receive in two or more liquidating distributions an aggregate of approx-imately $18.25 in cash for each share of our common stock that you own (assuming that you hold your shares through the completion of the liquidation).

The $18.25 per share expected to be paid in the liquidation represents a premium over the highest price at which our common stock has historically traded, including a 16.8% premium over the $15.63 closing price of our common stock on October 12, 1999, the day before we announced our decision to explore strategic alternatives, and an 18.7% premium over the average closing price of $15.37 from January 1, 1999 through October 12, 1999.

  Background of the Plan of Liquidation; Reasons for the Liquidation (page 14)

For a more detailed description of the events leading to the approval of the plan of liquidation by our board and the special committee, you should refer to "Background of the Plan of Liquidation" and "--Recommendations of the Special Committee and the Board of Directors; Reasons for the Liquidation."

  Purpose of the Plan of Liquidation; Certain Effects of the Plan of Liquidation (page 31)

The principal purpose of the liquidation is to provide you the opportunity to receive a cash price for your shares at a premium over the highest price at which our common stock has historically traded. The liquidation will result in, among other things, the transfer of our interests in all of our real estate assets, the payment of or provision for all of our liabilities and expenses, the pro rata distribution of the net proceeds to our stockholders, the termination of our business operations, the delisting of our common stock and the dissolution of the company.

  Recommendations of the Special Committee and the Board of Directors (page 17)

Our board, taking into account the unanimous recommendation of the special committee and the opinions of our financial advisors, has unanimously determined that the plan of liquidation is fair to you and in your and our best interests and unanimously recommends that you vote FOR approval of the plan of liquidation.

  Opinions of Financial Advisors (page 20)

Prudential Securities Incorporated delivered an opinion to our board to the effect that, as of the date of its opinion, the aggregate consideration to be received by us in the Kimco transactions was fair to us from a financial point of view. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. delivered an opinion to our board to the effect that, as of the date of its opinion, (1) the consideration to be received by us in the Pilevsky Group transaction was fair to us from a financial point of view and (2) the aggregate consideration to be received by you and the unitholders in connection with the over-all transaction is fair to you and the unitholders from a financial point of view. We have attached copies of these opinions as Exhibit B and Exhibit C to this proxy statement. The opinions of Prudential Securities and Houlihan Lokey are addressed to our board and do not constitute a recommendation as to how you should vote at the special meeting.

  Interests in the Liquidation That Differ From Your Interests (page 31)

In considering our board's recommendation that you vote in favor of the plan of liquidation, you should be aware that some of our directors and officers have interests in the liquidation that are different from your interests as a stockholder, including the following:

     o under the Hialeah agreements, we will transfer our interests in four contiguous shopping centers in Hialeah, Florida to Philip Pilevsky, chairman and chief executive officer of the company, or his designee, and Sheila Levine, a director and the chief operating officer of the company, and certain of their affiliates and family members, in exchange for the assumption of indebtedness and the redemption of all of their units in the operating partnership;

     o under the Lake Worth agreement, we will transfer our interest in a redevelopment property in Lake Worth, Florida to Mr. Pilevsky or his designee in exchange for cash;

     o under the Third Avenue agreement, we will transfer our 50% non-controlling joint venture interest in a redevelopment property in New York, New York to the Pilevsky Group in exchange for cash;

     o the unvested options held by Philip Pilevsky and Sheila Levine to purchase shares of our common stock, which would have vested and become exercisable on January 1, 2001, will become fully vested and exercisable upon completion of the Kimco and Pilevsky Group transactions; and

     o Louis J. Petra, Brian Gallagher and Carl Kraus, each an executive officer of the company, will receive cash payments, vesting of stock options and stock acquisition loan forgiveness under their existing employment agreements upon completion of the Kimco and Pilevsky Group transactions.

The special committee and our board were aware of these interests and considered them in making their recommendations.

  Appraisal Rights (page 33)

Because our common stock is currently, and was on the record date for the special meeting, listed on the New York Stock Exchange, our stockholders do not have appraisal or other similar rights of dissenters under Maryland law in connection with the plan of liquidation.

  Federal Income Tax Consequences (page 46)

The liquidation may be a taxable transaction to you for United States federal income tax purposes. A brief summary of the possible tax consequences to you appears on pages 46-49 of this proxy statement. You should consult your tax advisor as to the tax effect of your particular circumstances.

THE KIMCO TRANSACTION (page 35)

  General

In the Kimco transaction, we will transfer to Kimco all of our interests in our affiliates that own the Branhaven Plaza, Elm Plaza, Foxborough Plaza, Millside Plaza, Mill Basin Plaza, Meadowbrook Commons, Merrick Commons and Forest Avenue shopping centers for an aggregate purchase price of approximately
$137.1 million in cash and the assumption of indebtedness.

  Conditions to the Kimco Transaction
  (page 38)

Kimco's obligation to complete the Kimco transaction is subject to a number of conditions, including, but not limited to, the approval of our stockholders of the plan of liquidation, the material accuracy of our representations and warranties and the performance in all material respects of our obligations.

Our obligation to complete the Kimco transaction is subject to a number of conditions including, but not limited to, the approval of our stockholders of the plan of liquidation, the material accuracy of Kimco's representations and warranties and the performance in all material respects of Kimco's obligations.

  Termination Rights and Fees under the Kimco Agreement (page 39)

     In the event our stockholders do not approve the plan of liquidation, or we are unable to materially comply with certain covenants or satisfy specified closing conditions contained in the Kimco agreement, Kimco may have the right to terminate the Kimco agreement and receive a termination fee of approximately $4.0 million.

THE PRIOR KIMCO TRANSACTION (page 32)

On July 14, 2000, we sold seven of our shopping centers located in the New York metropolitan area and Florida to Kimco for approximately $67.3 million in cash and assumption of indebtedness, pursuant to an agreement that certain of our affiliates and Kimco entered into on April 28, 2000, as amended (which we refer to in this proxy statement as the "Prior Kimco agreement"). In this proxy statement, we refer to that transaction as the "Prior Kimco transaction," the Prior Kimco transaction and the Kimco transaction, collectively, as the "Kimco transactions" and the Prior Kimco agreement and the Kimco agreement, collectively, as the "Kimco agreements."

THE PILEVSKY GROUP TRANSACTION (page 42)

The Pilevsky Group transaction is comprised of the following:

     o the transfer of our interests in four shopping centers located in Hialeah, Florida, valued at approximately $120.0 million and encumbered by an aggregate indebtedness of approximately $86 million, in exchange for the redemption of all of the units held by members of the Pilevsky Group.

     o the sale of our redevelopment property in Lake Worth, Florida to Mr. Pilevsky, or his designee, for approximately $6.6 million in cash; and

     o the sale of our 50% non-controlling joint venture interest in a redevelopment property in New York, New York to members of the Pilevsky Group for approximately $4.0 million in cash. This redevelopment property is encumbered by a $10.0 million first mortgage which will remain in place.

The purchase price to be paid by the members of the Pilevsky Group under the Third Avenue agreement will be adjusted so that the value per unit to be received by the members of the Pilevsky Group in the

Pilevsky Group transaction, is equal to the amount per share we expect at the time of the closing of the Kimco transaction and the Pilevsky Group transaction to distribute to our stockholders in the liquidation.

THE OTHER TRANSACTIONS (page 45)

We have listed for sale seven of our shopping center properties for an aggregate asking price of $41.5 million. Although we expect to complete the sale of these properties in the third or fourth quarter of this year, we cannot assure you that we will do so on satisfactory terms or at all. If any of the seven shopping center properties remain unsold and the plan of liquidation is approved, then the remaining properties will be sold pursuant to the plan of liquidation.

          SELECTED HISTORICAL FINANCIAL DATA OF PHILIPS INTERNATIONAL

     The following selected historical financial data for the years ended December 31, 1999 and 1998 have been derived from our audited consolidated financial statements incorporated by reference into this proxy statement. The selected historical financial data for the six-month periods ended June 30, 2000 and 1999 have been derived from our unaudited consolidated financial statements incorporated by reference into this proxy statement. This information is only a summary and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Other Information--Where You Can Find More Information" on page 55.

                                                                       YEAR ENDED             SIX MONTHS ENDED
                                                                      DECEMBER 31,              JUNE 30,(1)
                                                                 ----------------------    ----------------------
                                                                   1999         1998         2000         1999
                                                                 ---------    ---------    ---------    ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues from rental property...............................   $  42,457    $  22,625    $  25,403    $  18,559
  Income before extraordinary items...........................       8,336        4,521        4,772        3,741
  Basic and diluted income before extraordinary items, per
     common share.............................................        1.14         0.94         0.65         0.51

BALANCE SHEET DATA:
  Rental properties, net, at cost.............................     261,631      208,914      274,778      216,260
  Investment in real estate joint ventures....................      25,134       34,664        3,747       57,385
  Total assets................................................     306,550      264,347      296,016      291,342
  Mortgages and notes payable.................................     181,955      137,487      173,162      165,512
  Shareholders' equity........................................      86,854       89,398       84,542       87,699

OTHER DATA:
  Funds from operations(2)....................................      19,113       15,533(3)    10,175        8,900
  Net cash provided by operating activities...................      15,784        6,494        8,195        8,079
  Net cash provided by (used in) investing activities.........     (51,760)     (47,300)       7,086      (35,437)
  Net cash provided by (used in) financing activities.........      30,044       49,922      (18,250)      21,009
  Cash dividends declared per share...........................        1.51         0.86         .755         .755
  GLA (sq.ft.) (at end of period).............................   3,889,514    3,814,889    3,889,514    3,814,889

------------------
(1) Operating results for interim periods are not necessarily indicative of the results for the full fiscal year.

(2) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in October 1999 defines Funds from Operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. We believe that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. We compute Funds from Operations in accordance with standards established by NAREIT which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

(3) Pro forma giving retroactive effect to the initial public offering as if it had occurred January 1, 1998.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the meeting of stockholders to be held at 3:00 p.m., local time, on October 10, 2000, at HSBC Bank, 452 Fifth Avenue, 11th Floor, New York, New York 10018, or any postponement or adjournment of the meeting. This proxy statement, the Notice of Special Meeting and the accompanying form of proxy card are first being mailed to stockholders on or about September 8, 2000.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, you will be asked to consider and vote upon:

     o a proposal to amend our charter to reduce the affirmative stockholder vote required to approve an extraordinary corporate action, including the plan of liquidation, from two-thirds to a majority of all votes entitled to be cast on the action by the holders of our stock.

     o a proposal to approve the plan of liquidation, pursuant to which

          -- we will transfer all of our real estate assets pursuant to the terms and subject to the conditions of the Kimco agreement, the Hialeah agreements, the Lake Worth agreement and the Third Avenue agreement and the other transactions contemplated by the plan of liquidation;

          -- we will distribute the proceeds of the liquidation of our assets to you and our other stockholders in two or more liquidating distributions after we pay or provide for our liabilities and expenses;

          -- we will wind up our operations and dissolve.

RECORD DATE; QUORUM; OUTSTANDING COMMON STOCK ENTITLED TO VOTE

     All record holders of shares of our common stock at the close of business on August 15, 2000 are entitled to notice of, and to vote at, the special meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of our common stock is required to constitute a quorum for the transaction of business. At the close of business on August 15, 2000, there were 7,340,474 shares of our common stock outstanding.

VOTING RIGHTS

     You are entitled to one vote for each share of common stock that you held as of the close of business on the record date. The charter amendment proposal must be approved by the affirmative vote of a majority of all votes entitled to be cast by the holders of our common stock. If the charter amendment proposal is approved, we plan to immediately file articles of amendment setting forth the charter amendment with the State Department of Assessments and Taxation of Maryland. We expect that the vote on the plan of liquidation will take place immediately subsequent to this filing, in which case approval of the plan of liquidation will require the affirmative vote of a majority of all votes entitled to be cast by the holders of our common stock. If the charter amendment proposal is not approved, or if the articles of amendment are not filed prior to the vote on the plan of liquidation, approval of the plan of liquidation will require the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our common stock.

VOTING AND REVOCATION OF PROXIES

     A form of proxy card for your use at the special meeting accompanies this proxy statement. The proxy card contains instructions for the authorization of proxies by Internet or telephone. All properly given proxies that are received prior to or at the special meeting and not revoked will be voted at the special meeting in the manner specified. If you give a proxy and do not specify otherwise, the shares represented by your proxy will be voted "FOR" approval of the charter amendment proposal and the plan of liquidation in accordance with the recommendation of our board.

     If you have given a proxy in response to this solicitation, you may nonetheless revoke it by attending the special meeting and giving oral notice of your intention to vote in person. In addition, you may revoke any proxy you give at any time before the special meeting by delivering to our Corporate Secretary a written statement revoking it or by delivering a duly executed proxy bearing a later date. If you have given a proxy to us, your attendance at the special meeting will not in and of itself constitute a revocation of your proxy. If you do not give your proxy or do not instruct your broker to vote your shares or if you abstain from voting, it will have the same effect as a vote against the proposals.

SOLICITATION OF PROXIES

     We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made by our directors, officers and employees personally, by telephone or otherwise, but they will not be specifically compensated for these services. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of the shares of our common stock they hold of record. We have retained Morrow & Co., Inc. to coordinate the solicitation of proxies for a fee of $7,500, plus reasonable out-of-pocket expenses estimated to be approximately $4,000.

OTHER MATTERS

     We do not know of any matters other than those described in this proxy statement which may come before the special meeting. If any other matters are properly presented to the special meeting for action, we intend that the persons named in the enclosed form of proxy card will vote in accordance with their best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if our board so determines. If any adjournment or postponement is made, we may solicit additional proxies during the adjournment period.

     Your vote is important. Please return your marked proxy card promptly so your shares can be represented, even if you plan to attend the meeting in person.

     You should not send any certificates representing common stock with your proxy card. The procedure for receiving liquidating dividends will be as described on page 34 of this proxy statement.

                         THE CHARTER AMENDMENT PROPOSAL

BACKGROUND

     The Maryland General Corporation Law (the "MGCL") requires that a charter amendment or an extraordinary corporate action such as a merger, consolidation, transfer of all or substantially all of the assets or dissolution of a Maryland corporation be approved by the stockholders of the corporation by the affirmative vote of two-thirds of all votes entitled to be cast on the matter. The MGCL also provides, however, that a corporation's charter may include a provision which reduces the affirmative vote of stockholders required to approve a charter amendment or an extraordinary corporate action from two-thirds to a lesser proportion, but not less than a majority of all votes entitled to be cast on the matter. Our charter already contains such a provision with respect to charter amendments (including the one being proposed), which require the approval of a majority of all votes entitled to be cast on the matter by the holders of our stock.

     Our board has unanimously determined that it is advisable that our charter be amended to reduce the affirmative stockholder vote required to approve an extraordinary corporate action from two-thirds to a majority of all votes entitled to be cast on the action by the holders of our stock. Our board believes the adoption of the charter amendment is advisable because it will permit us to take extraordinary corporate actions upon approval by the affirmative vote of a majority of all votes entitled to be cast by holders of our stock. Under our current charter, holders of a minority one-third (plus one) of the votes entitled to be cast by our stockholders could prevent us from pursuing opportunities or taking actions that are favored by holders of the majority of all votes entitled to be cast by our stockholders and may be in our and your best interests. The charter amendment will conform our charter with those of other similar real estate investment trusts, in particular, and with those of other public companies, in general, pursuant to which only a majority-in-interest of the voting stock is required to approve an extraordinary corporate action such as a merger, sale of all or substantially all of the assets or dissolution. In addition, the charter amendment will bring the charter provisions concerning extraordinary corporate actions in line with the provisions in the current charter providing that charter amendments require approval by the affirmative vote of a majority of all votes entitled to be cast on the matter by our stockholders.

THE CHARTER AMENDMENT AND ITS EFFECTS

     The proposed charter amendment is to replace Article VII of our current charter in its entirety with the following provisions:

                                  "ARTICLE VII
                   AMENDMENTS AND OTHER EXTRAORDINARY ACTIONS

    Section 1. General Power to Amend Charter. The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation.

    Section 2. Vote Required.  Except as specifically required in Article IV,
    Section 7 of the charter of the Corporation, notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to take or approve any action, such action shall be valid and effective if taken or approved by the affirmative vote of at least a majority of all votes entitled to be cast by the stockholders on the matter."

     If the charter amendment proposal is approved by our stockholders, we plan to immediately file articles of amendment setting forth the charter amendment with the State Department of Assessments and Taxation of Maryland. We expect that the vote on the plan of liquidation will take place immediately subsequent to this filing, in which case approval of the plan of liquidation will require the affirmative vote of a majority of all votes entitled to be cast by the holders of our common stock. If the charter amendment proposal is not approved, or if the articles of amendment are not filed prior to the vote on the plan of liquidation, approval of the plan of liquidation will require the affirmative vote of two-thirds of all votes entitled to be cast by the holders of our common stock.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     Assuming a quorum is present, the affirmative vote, either in person or by proxy, of a majority of all votes entitled to be cast by the holders of our common stock is required for the approval of the charter amendment proposal.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED CHARTER AMENDMENT IS IN THE BEST INTERESTS OF YOU AND PHILIPS INTERNATIONAL AND HAS APPROVED THE CHARTER AMENDMENT PROPOSAL. ACCORDINGLY, OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

              SPECIAL FACTORS RELATING TO THE PLAN OF LIQUIDATION

BACKGROUND OF THE PLAN OF LIQUIDATION

     Shortly after the initial public offering of our common stock on May 8, 1998 at $17.50 per share, market prices for publicly traded real estate investment trusts ("REITs") began a significant decline. This decline accelerated in the third and fourth quarters of 1998 and continued through 1999. As one measure of the deteriorating equity market conditions for REITs, the REIT Morgan Stanley Index declined 18.2% during the period from May 8, 1998 to October 12, 1999. This decline compares to a 15.0% increase in the Dow Jones Industrial Index, a 54.1% increase in the NASDAQ Combined Composite Index and a 18.5% increase in the S&P 500 Index over the same time period. In addition, during this period, REITs completed very few equity offerings in the public markets, while facing debt markets with significantly diminished liquidity. As a result, REITs, generally, and we, specifically, were severely constrained in their and our ability to obtain financing from the public equity and debt markets. The absence of capital needed to fund our future growth through acquisitions or development would limit our ability to continue to achieve our strategic objectives and enhance stockholder value. In addition, the trading price of our common stock was, in the opinion of management, significantly below the underlying value of our assets.

     In light of these market conditions for REITs, at our regular strategic planning meetings during the third and fourth quarters of 1999, members of our senior management began to discuss our future direction and the possibility of exploring options available to us to enhance stockholder value, including the possibility of engaging in a joint venture, a strategic partnership, a merger, the sale of some or all of our assets or continuing our operations in the ordinary course of business. Management discussed the validity of these options on a preliminary basis with Prudential Securities Incorporated, our financial advisor.

     On October 12, 1999, our board convened a special meeting attended by representatives of Prudential Securities, Incorporated, our financial advisor, and Pryor Cashman Sherman & Flynn LLP, our legal advisor, to discuss our future direction and to explore our strategic alternatives. At the meeting, Louis J. Petra, our president, reviewed the challenges we faced in the unfavorable REIT market environment. Mr. Petra highlighted and presented information with respect to the following issues confronting us:

          o the generally depressed valuations of REITs in the equity markets;

          o the status of and the trends seen in the public REIT market;

          o the equity market's relative preference for REITs of significantly greater size than that of the company;

          o our equity market valuation and how it compares to valuations of other shopping center REITs;

          o the impact of an inability to raise cost effective capital to pursue our acquisition and redevelopment opportunities; and

          o the disparity between our financial performance and the trading price of our common stock;

     Our board and representatives of Prudential Securities then discussed the issues and the information highlighted by Mr. Petra. Following this discussion, we engaged Prudential Securities to review and analyze our strategic alternatives and, upon completion of such review and analysis, to report their findings to our board. On October 13, 1999, we issued a press release announcing our decision to retain Prudential Securities in connection with our exploration of strategic alternatives to maximize stockholder value.

     Prudential Securities and our senior management evaluated a wide range of potential transaction alternatives and potential third parties to execute such alternatives. After carefully evaluating such possibilities, Prudential Securities and senior management contacted approximately 30 potential parties, including public REITs, private real estate companies, opportunity funds and pension funds, to explore potential interest in various transactions with us. After distributing a number of confidential memoranda, we received written preliminary indications of interest from four such parties.

     On December 15, 1999, senior management and certain of our directors met with Prudential Securities and Pryor Cashman to discuss the preliminary indications of interest that we had received. Two of the preliminary indications of interest proposed to acquire a portion of our assets, specifically our New York metropolitan-area properties and certain other retail properties. The first indication of interest valued these assets at a gross purchase price of $180.0 million. The second indication of interest valued these assets at a gross purchase price of $174.0 million. The third indication of interest contemplated a purchase of all of our assets for $320.0 million. The fourth indication of interest, from Kimco, contemplated a purchase of all of our assets other than our redevelopment properties for the equivalent of $17.00 per share.

     Senior management and Prudential Securities then compared the relative advantages and disadvantages of each indication of interest, focusing in particular on the financial terms, contingencies and the potential benefits of each. Following this discussion, senior management and Prudential Securities agreed that three of the four indications of interest, two of which were for a portion of our assets, were below the fair value of such properties and did not maximize value for our stockholders. Senior management and Prudential Securities concluded, after thorough consideration of the offers received, that Kimco's indication of interest was the most attractive from a financial point of view. It was recommended that our board be apprised of the discussions and findings to date and, following our board's discussion and deliberation, a vote be taken as to how to proceed.

     On December 21, 1999, Mr. Petra contacted all of the members of our board and described the terms and conditions of the indications of interest and the substance of the December 15th meeting. On December 21, 1999, after speaking with Mr. Petra, our board held a telephonic meeting and evaluated the indications of interests and, following discussion among our board, Prudential Securities and Pryor Cashman, unanimously determined to pursue the indication of interest from Kimco. We executed a letter agreement with Kimco, pursuant to which we agreed to give Kimco the exclusive right until February 1, 2000 to access our records for the purpose of finalizing its offer, and we agreed not to pursue any other opportunities, except any unsolicited acquisition proposals which the board believed that it was legally required to pursue.

     On December 28, 1999, the party that had submitted an earlier indication of interest to purchase our entire portfolio sent an unsolicited letter to Prudential Securities expressing interest in a purchase of our four properties in Hialeah, Florida for $115.0 million. This offer to purchase the Hialeah properties was subject to complete due diligence, including a detailed review of environmental, engineering, cash flow and other relevant information related to the properties.

     During the Kimco exclusivity period, Mr. Petra and other senior members of our management had a number of discussions with Kimco concerning the proposed scope and structure of the transactions. Over the course of these conversations, Kimco informed our senior management that Kimco was no longer interested in purchasing our entire retail portfolio, primarily because they realized that certain properties did not fit within the parameters of Kimco's investment strategy.

     On January 19, 2000, during telephonic meetings, our board, Prudential Securities and Pryor Cashman reviewed the status and nature of the discussions with Kimco, focusing in particular on whether we should proceed in light of Kimco's interest in purchasing only certain assets, and considered potential alternatives for divesting the remaining assets. After further review with Prudential Securities and Pryor Cashman, our board determined that the Kimco offer permitted us to receive fair value for those assets Kimco was now proposing to purchase and that the remaining assets were saleable for fair value in a reasonable time frame. It was therefore in our best interest to pursue the Kimco offer and to authorize senior management to negotiate definitive agreements with Kimco.

     Also during our board meetings on January 19th, Philip Pilevsky, our chairman and chief executive officer, informed the board that he would be interested in formulating, with one or more affiliates and family members, a proposal to exchange his and their operating partnership units for certain of those assets in which Kimco no longer had an interest, specifically our properties in Hialeah, Florida, and to purchase our redevelopment property in Lake Worth, Florida and our 50% non-controlling joint venture interest in our Third Avenue redevelopment property. Mr. Pilevsky described his reasons for desiring to make such a proposal, including his understanding that Kimco was unwilling to purchase these properties, and stated that his proposed transaction, when combined with the Kimco transactions and other contemplated transactions, could be the most effective way of maximizing value to our stockholders, while also being tax-efficient for the unitholders. Mr. Pilevsky requested our board's permission to formulate such a proposal which, if deemed feasible, would be presented to our board for its consideration.

     During our board's consideration of Mr. Pilevsky's request, Mr. Pilevsky and Ms. Levine recused themselves from the meeting and agreed to recuse themselves from all subsequent board meetings at which matters involving the Pilevsky Group would be discussed. Pryor Cashman was then invited by the remaining board members to advise our board with respect to its legal duties in considering the Pilevsky Group's request. After an extensive discussion of our board's alternatives, our board determined to permit the Pilevsky Group to formulate a proposal to acquire the Hialeah properties, the Lake Worth redevelopment property and the Third Avenue redevelopment property, which, if deemed feasible, would be presented to our board. In light of the potential conflicts of interest presented by the possibility of the Pilevsky Group making this proposal, our board appointed a special committee comprised of all of our independent directors, Robert Grimes, Elise Jaffe, Arnold Penner and Attilio Petrocelli, to evaluate any acquisition proposal that might be made by the Pilevsky Group or others and to consider a potential plan of liquidation.

     In connection with the Pilevsky Group's interest in acquiring the Hialeah and redevelopment properties, and due to Mr. Pilevsky's and Ms. Levine's conflicts of interest, Mr. Petra conducted an analysis to determine the fair value of the properties on our behalf. Mr. Petra concluded that the fair value for the Hialeah and redevelopment properties was an aggregate of $131.0 million, which included the valuation of Hialeah in the range of $117.0 million to $120.0 million. The Pilevsky Group agreed to purchase, without a due diligence condition, the Hialeah and redevelopment properties for an aggregate purchase price of $131.0 million, to be allocated $120.0 million for the Hialeah properties and approximately $11.0 million for the redevelopment properties.
Mr. Petra informed our board and senior management that he viewed the offer by the Pilevsky Group as more attractive than the indication of interest offering $115.0 million for the Hialeah properties given the higher valuation of such properties and the absence of a due diligence condition.

     On February 1, 2000, the Kimco exclusivity period expired. Over the next month, Kimco met with our senior management to discuss the Kimco offer. Senior management had numerous conversations with the special committee, Prudential Securities and Pryor Cashman to discuss the best manner in which to structure the proposed Kimco and Pilevsky Group transactions to maximize stockholder value.

     On March 22 and 23, 2000, our board, with the assistance of senior management, Prudential Securities and Pryor Cashman, finalized a plan of liquidation, which contemplated the proposed Kimco and Pilevsky Group transactions. Considering Prudential Securities' ongoing investment banking relationship with us, our board determined that a financial advisor with no previous relationship with us and the Pilevsky Group should opine upon the fairness of the Pilevsky Group transaction and the over-all transaction and that Prudential Securities should opine only upon the fairness of the Kimco transactions. At this time, Mr. Petra requested that Prudential Securities and Houlihan Lokey each render fairness opinions. Mr. Petra requested that Prudential Securities render an opinion to the effect that the aggregate consideration we are to receive in the proposed Kimco transactions is fair to us from a financial point of view. Mr. Petra requested that Houlihan Lokey render two opinions: the first opinion to the effect that the aggregate consideration to be received by us in the proposed Pilevsky Group transaction is fair to us from a financial point of view and the second opinion to the effect that the aggregate consideration to be received by our stockholders and unitholders in connection with the over-all transaction is fair to us and to our stockholders and the unitholders from a financial point of view.

     On April 13, 2000, our board held a special meeting to discuss the proposed plan of liquidation and the transactions contemplated by the plan of liquidation and to receive presentations from our financial advisors and our legal advisor. Pryor Cashman made a presentation to our board summarizing the material terms of the plan of liquidation, the Kimco transactions and the Pilevsky Group transaction, including the structure, closing conditions and termination rights and fees of the transactions. Pryor Cashman also noted that the provisions of the proposed Kimco agreements contained a due diligence condition, pursuant to which Kimco would have until May 31, 2000 to complete due diligence. They further noted that the transfers to Kimco as proposed would be completed in two steps at the request of Kimco. First, Kimco would purchase seven of our shopping centers (which comprise all the assets acquired since the initial public offering which Kimco was interested in acquiring) for an aggregate purchase price of approximately $67.3 million (which transaction closed on July 14, 2000). Second, subject to stockholder approval, Kimco would purchase our interest in eight shopping centers for approximately $137.1 million.

     At the April 13, 2000 meeting, Prudential Securities presented a financial analysis of the Kimco transactions and then delivered to our board its oral opinion, later confirmed in writing, to the effect that the consideration to be received in the proposed Kimco transactions was fair to us from a financial point of view. At the same meeting, Houlihan Lokey presented a financial analysis of the Pilevsky Group transaction and the overall transaction. Houlihan Lokey then delivered to our board its oral opinions, later confirmed in writing, to the effect that (1) the aggregate consideration to be received by us in the proposed Pilevsky Group transaction was fair to us from a financial point of view and (2) the aggregate consideration to be received by our stockholders and the unitholders in connection with the over-all transaction was fair to both of them from a financial point of view.

     On April 17, 2000, the special committee held a telephonic meeting to review and discuss the terms of the plan of liquidation, the Pilevsky Group transaction, the Kimco transactions and the related agreements. At the conclusion of the telephonic meeting, the special committee approved and adopted the plan of liquidation and the related Kimco transaction and the Pilevsky Group transaction and unanimously agreed to recommend to the board that (a) the plan of liquidation be approved and (b) senior management finalize any remaining issues in the agreements.

     Following the telephonic meeting of the special committee on April 17, 2000, our board held a telephonic meeting at which all the directors were present and Mr. Petra informed our board of the special committee's unanimous recommendation of the plan of liquidation, the Pilevsky Group transaction, the Kimco transactions and the related agreements. After further review and full discussion, our board unanimously adopted resolutions approving the Prior Kimco transaction, the plan of liquidation and the transactions contemplated by the plan of liquidation, including the Kimco transaction and the Pilevsky Group transaction, and determined to recommend to our stockholders that they vote to approve the plan of liquidation and the transactions contemplated by the plan of liquidation.

     On April 28, 2000, the parties finalized and executed the Kimco agreements and the Pilevsky Group agreements. On May 1, 2000, we issued a press release announcing that these agreements had been executed.

     On May 31, 2000, we issued a press release announcing the extension of Kimco's due diligence period.

     On June 9, 2000, in connection with its due diligence investigation, Kimco contacted Mr. Petra regarding a reduction of the aggregate consideration to be paid under the Kimco agreements by $2.0 million. On June 14, 2000, Mr. Petra, after consulting with the other members of senior management and our board, negotiated a reduction in the aggregate consideration to be paid by Kimco under the Kimco agreements by $1.5 million. On the same day, our board held a special meeting via telephone with Prudential Securities, Houlihan Lokey and Pryor Cashman. At our request, Prudential Securities and Houlihan Lokey stated that the reduction in the consideration to be paid under the Kimco agreements did not affect their respective opinions. Our board unanimously approved and ratified
(1) the reduction in the aggregate consideration to be paid by Kimco under the Kimco agreements from $205.9 million to $204.4 million and (2) amendments to the Kimco agreements, pursuant to which we granted Kimco an extension of the due diligence period under both agreements.

     On June 20, 2000, we issued a press release announcing that Kimco had substantially completed its due diligence investigation and was now committed to purchase the shopping center properties under the Prior Kimco agreement and the Kimco agreement for an aggregate of $204.4 million.

     On July 14, 2000, we completed the sale of seven of our shopping center properties to Kimco for approximately $67.3 million in cash and assumption of indebtedness, pursuant to the Prior Kimco agreement.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; REASONS FOR THE LIQUIDATION

  Recommendations of the Special Committee and the Board of Directors

     On April 17, 2000, the special committee unanimously determined that the plan of liquidation and the liquidation is fair to and in our and our stockholders' best interests and unanimously voted to recommend that our board approve the plan of liquidation and the liquidation and recommend to our stockholders that they vote to approve the plan of liquidation.

     Following the special committee meeting on April 17, 2000, our board unanimously determined that the terms of the plan of liquidation are fair to and in our and our stockholders best interests and approved the plan of liquidation. Accordingly, our board unanimously recommends that you vote "FOR" the approval of the plan of liquidation.

  Reasons for the Liquidation

     The Special Committee. In reaching its determination that the plan of liquidation is fair to, and in the best interests of us and our stockholders and in recommending that our board approve the liquidation and recommend to stockholders that they vote to approve the plan of liquidation, the special committee consulted with our senior management (other than Philip Pilevsky and Sheila Levine) and our financial and legal advisors and considered the following factors:

          o The special committee's review of possible alternatives to the liquidation, including the possibility of engaging in a joint venture, a strategic partnership, a merger, the sale of some or all of our assets or continuing our operations in the ordinary course of business. Based on a variety of factors, including presentations by Prudential Securities, the special committee concluded that none of the alternatives considered was reasonably likely to provide equal or greater value to our stockholders than the proposed plan of liquidation;

          o The special committee's belief that we had, with the assistance of Prudential Securities, thoroughly explored the market interest in various strategic transactions;

          o The aggregate cash distribution of approximately $18.25 per share expected to be distributed in two or more liquidating distributions represents a premium over (1) the initial public offering price of $17.50 per share of our common stock; (2) the highest price at which our common stock has historically traded; (3) the $15.63 closing price of our common stock on October 12, 1999, the day before we publicly announced our decision to explore strategic alternatives;
            (4) the average daily closing price of $15.37 from January 1, 1999 through October 12, 1999; and (5) our net book value of $11.79 as of March 31, 2000.

          o The financial presentations made by Prudential Securities and Houlihan Lokey, including their respective opinions, dated
            April 17, 2000, in the case of the Prudential Securities opinion, to the effect that, as of such date, the aggregate consideration we are to receive in the Kimco transactions was fair to us from a financial point of view and, in the case of the Houlihan Lokey opinion, to the effect that the aggregate consideration we are to receive in the Pilevsky Group transaction was fair to us from a financial point of view and that the aggregate consideration to be received by our stockholders and unitholders in the over-all transaction was fair to our stockholders and the unitholders from a financial point of view;

          o The special committee's belief that the approximately $18.25 per share in cash in the aggregate to be received by our stockholders in the liquidation was fair relative to its own assessment of our current and expected future financial condition, earnings, business opportunities, strategies and competitive position and the nature of the market environment in which we operate;

          o The per share price to be received by our stockholders in the liquidation is payable in cash, thereby eliminating any uncertainties in valuing the consideration to be received by our stockholders;

          o The proposed structure of the transactions enabled our stockholders to receive substantially equivalent value per share as they would have received had we sold all of our assets to a third party for cash, while providing a tax efficient structure for the unitholders;

          o The terms and conditions of the plan of liquidation, including provisions which are designed to ensure that our board could fulfill its duties if presented with an acquisition proposal that is more favorable to our stockholders than the liquidation. In particular, the special committee considered that the terms of the Kimco transactions and the Pilevsky Group transaction:

             (1) permit our board, in certain circumstances, to provide information to and engage in negotiations with third parties who have made a proposal to acquire us or our assets, to modify or withdraw its recommendation of the plan of liquidation and to terminate the applicable agreements in order to pursue more favorable transactions; and

             (2) do not, in its view, discourage competing third party
                 acquisition proposals.

          o Kimco's and the Pilevsky Group's financial ability to complete the applicable transactions.

     The special committee believed that each of the above factors generally supported its determination and recommendation. The special committee did, however, consider the following potentially negative factors in its deliberations concerning the liquidation:

          o following the proposed liquidation, our stockholders (other than the members of the Pilevsky Group) will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets;

          o the actual or potential conflicts of interest which certain of our executive officers and directors have in connection with the liquidation, including those specified under "--Interests of Certain Persons in the Liquidation." The special committee believed, however, that these conflicts of interests were mitigated in substantial part by the establishment of the special committee consisting of all of our independent board members to evaluate the fairness of the plan of liquidation; and

          o our stockholders may, depending on their tax basis in their stock, recognize a taxable gain upon the completion of the liquidation.

     The above discussion concerning the information and factors considered by the special committee is not intended to be exhaustive, but includes all of the material factors considered by the special committee in making its determination. In view of the variety of factors considered in connection with its evaluation of the plan of liquidation and the proposed liquidation, the special committee did not quantify or otherwise attempt to assign relative weights to the specific factors it considered. In addition, individual members of the special committee may have given different weight to different factors and therefore may have viewed certain factors more positively or negatively than others.

     The Board of Directors. In determining to approve and recommend the plan of liquidation, and in reaching its determination that the plan of liquidation and the liquidation are fair to, and in the best interests of, us and our stockholders, our board consulted with our senior management (other than Philip Pilevsky and Sheila Levine) and our financial and legal advisors, and considered the same factors that were considered by the special committee. Our board unanimously adopted the recommendations of the special committee and approved the plan of liquidation. The members of our senior management have informed us that they intend to vote their shares for the approval of the charter amendment proposal and the plan of liquidation. Kimco Realty Corporation, which owns 345,500 shares of our common stock (which represents 4.7% of our outstanding stock), has also informed us that it will vote its shares for the approval of the charter amendment proposal and the plan of liquidation.

     In connection with its consideration of the fairness to us and our stockholders of the consideration to be received by us in the Pilevsky Group transaction, the Pilevsky Group has adopted the conclusions of the special committee and our board with respect to the fairness of the Pilevsky Group transaction.

  Sources and Uses of Liquidation Proceeds

     We have summarized below the estimated sources and uses of the proceeds we expect to receive in the transactions contemplated by the plan of liquidation. The actual sources and uses of the liquidation proceeds will vary from those summarized below, depending on the actual dates of the closings of, and the amounts received in, the transactions contemplated by the plan of liquidation and the amount needed to pay or provide for our liabilities and expenses, including any reserve fund amounts to cover contingent liabilities.

                    SOURCES AND USES OF LIQUIDATION PROCEEDS
                                 (IN THOUSANDS)

                                                                       TRANSACTION    DEBT ASSUMPTION/     LIQUIDATION
                                                                         VALUE        EQUITY REDEMPTION     PROCEEDS
                                                                       -----------    -----------------    -----------
SOURCES OF LIQUIDATION PROCEEDS:
Prior Kimco transaction(1)..........................................    $  67,300         $  16,300(2)      $  51,000
Kimco transaction...................................................      137,100            47,600(3)         89,500
Pilevsky Group transaction..........................................      131,000           120,000(4)         11,000
Other property sales................................................       41,500(5)             --            41,500
                                                                        ---------         ---------         ---------
     Total..........................................................    $ 376,900         $ 183,900         $ 193,000
                                                                        =========         =========         =========
USES OF LIQUIDATION PROCEEDS:
Payment of liabilities.................................................................................     $  36,600
Fees and expenses incurred in connection with the liquidation..........................................        13,000
Reserve fund...........................................................................................         9,000(6)
Liquidating distributions to stockholders..............................................................       134,400(7)
                                                                                                            ---------
     Total.............................................................................................     $ 193,000
                                                                                                            =========

------------------
(1) Transaction closed on July 14, 2000.

(2) Represents $16,300 of debt assumed.

(3) Represents $37,100 of debt assumed and $10,500 of equity redeemed (576,326 operating partnership units at $18.25 per unit).

(4) Represents $85,900 of debt assumed and $34,100 of equity redeemed (1,870,873 operating partnership units at $18.25 per unit).

(5) Represents asking price for seven Kmart anchored shopping center properties which have been listed for sale. No assurance can be given regarding completion of these property sales at the asking price or on satisfactory terms, if at all.

(6) Reserve for unanticipated fees and expenses we may incur in connection with the liquidation, expenses associated with winding up our operations, potential unanticipated costs or short falls associated with the other property sales, potential costs related to the representations and warranties contained in the Kimco agreement and other contingent liabilities.

(7) Represents estimated distributions at $18.25 per share based upon 7,340,474 shares of common stock and 25,196 operating partnership units to be redeemed for cash.

FAIRNESS OPINIONS OF PRUDENTIAL SECURITIES AND HOULIHAN LOKEY

  Opinion of Prudential Securities

     On April 13, 2000, Prudential Securities delivered its oral opinion to our board of directors to the effect that, as of such date, the aggregate consideration of $205.9 million (for purposes of this description of Prudential Securities opinion, the "Portfolio Consideration") to be paid for the fifteen properties to be purchased by Kimco under the Kimco agreements (for purposes of this description of Prudential Securities' opinion, the "Portfolio") was fair to us from a financial point of view. Prudential Securities made a presentation of the financial analysis underlying its oral opinion at a meeting of our board on April 13, 2000. This analysis, as presented to our board, is summarized below. Prudential Securities subsequently confirmed its opinion in writing on April 17, 2000. Although it did not update its written opinion, Prudential Securities informed our board that the amendments to the Kimco agreements, dated June 20, 2000, did not change or otherwise affect its opinion.

     In requesting the opinion, our board did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver its opinion. A copy of the opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached to this proxy statement as Exhibit B and is incorporated into this proxy statement by reference. At a meeting held on April 13, 2000, our board reviewed and took into consideration Prudential Securities' opinion. The summary of Prudential Securities' opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Our stockholders are urged to read the opinion in its entirety.

     PRUDENTIAL SECURITIES' OPINION IS ADDRESSED TO THE PHILIPS INTERNATIONAL BOARD AND ADDRESSES ONLY THE FAIRNESS AS OF THE DATE OF THE OPINION, FROM A

FINANCIAL POINT OF VIEW, OF THE AGGREGATE CONSIDERATION TO BE RECEIVED BY PHILIPS INTERNATIONAL IN THE KIMCO TRANSACTIONS AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY PHILIPS INTERNATIONAL TO ENGAGE IN THE KIMCO TRANSACTIONS OR THE LIQUIDATION AND DOES NOT CONSTITUTE, NOR SHOULD IT BE CONSTRUED AS, A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE PHILIPS INTERNATIONAL SPECIAL MEETING. THE AGGREGATE CONSIDERATION TO BE PAID IN THE KIMCO TRANSACTIONS WAS DETERMINED ON THE BASIS OF NEGOTIATIONS BETWEEN KIMCO AND PHILIPS INTERNATIONAL AND WAS APPROVED BY THE PHILIPS INTERNATIONAL BOARD.

     In conducting its analysis and arriving at its opinion, Prudential Securities reviewed information and considered financial data and other factors as it deemed relevant under the circumstances, including, among others, the following:

          o a draft of each of the Kimco agreements and the limited partnership agreement of KIR Portfolio;

          o certain historical and projected financial and operating data concerning the Portfolio;

          o certain of our publicly-available historical financial and operating data including, but not limited to, our annual report on Form 10-K for the fiscal years ended December 31, 1998 and 1999;

          o certain publicly-available financial and operating data of certain companies engaged in businesses Prudential Securities deemed comparable to the Portfolio, or otherwise relevant to its inquiry;

          o the financial terms of certain recent comparable transactions Prudential Securities deemed relevant to its inquiry; and

          o other financial studies, analyses and investigations as Prudential Securities deemed appropriate.

     Prudential Securities assumed, with our consent, that the drafts of the agreements which Prudential Securities reviewed, as referred to above, would conform in all material respects to those documents when in final form.

     Prudential Securities met with our senior management to discuss the following:

          o the historic and current operating and financial condition of the Portfolio;

          o their estimates of the future financial performance of the Portfolio; and

          o other matters as Prudential Securities deemed relevant.

     In connection with its review and analysis and in arriving at its opinion, Prudential Securities relied upon the accuracy and completeness of the financial and other information that is publicly available or provided to Prudential Securities by us. Prudential Securities did not undertake any independent verification of this information or any independent valuation or appraisal of any of our assets or liabilities, and Prudential Securities has not been furnished with any such valuation or appraisal. With respect to certain financial forecasts for the Portfolio provided to Prudential Securities by our management, Prudential Securities assumed that this information, and the assumptions and bases for this information, represents the best currently available estimates and judgments of our management as to the future financial performance of the Portfolio. Further, Prudential Securities' opinion was necessarily based on economic, financial and market conditions as they existed, and can only be evaluated, as of April 17, 2000. Prudential Securities assumes no responsibility to update or revise its opinion based upon events or circumstances after April 17, 2000.

     Prudential Securities' opinion does not address nor should it be construed to address the relative merits of the Kimco transactions, the liquidation or other alternative business strategies that may be available to us. The opinion does not constitute a recommendation to our stockholders as to how they should vote in connection with the plan of liquidation, or as to any other action they should take regarding the Kimco transactions or the liquidation.

     In addition, Prudential Securities' opinion and its presentation to our board was one of the many factors taken into consideration by our board in making its determination to recommend approval of the Kimco transactions and the plan of liquidation. Consequently, the analyses of Prudential Securities described below should not be viewed as determinative of the recommendation of our board with respect to the Kimco transactions or the plan of liquidation. The Portfolio Consideration was determined through arm's length negotiations between us and Kimco and was approved by our board. The Portfolio Consideration was not determined on the basis of any recommendation by Prudential Securities.

     In arriving at its opinion, Prudential Securities performed a variety of financial analyses, including those summarized below. The summary set forth below of the analyses presented to our board at the April 13, 2000 meeting does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description.

     Prudential Securities believes that its analysis must be considered as a whole and that selecting portions of the opinion or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control. Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses presented by Prudential Securities to our board in connection with its opinion dated April 17, 2000.

  Comparable Single Property Sales Analysis.

     Prudential Securities analyzed the consideration paid in several recent sales of individual shopping centers deemed by Prudential Securities to be reasonably similar to those in the Portfolio and considered the implied capitalization rates realized in these sales. The implied capitalization rate realized in each comparable individual sale is based on the trailing twelve month net operating income of the comparable single property (rental revenues less related expenses), as adjusted to reflect a management fee equal to 3% of revenues and a $.10 per square foot structural reserve to make the data comparable to the Portfolio data.

     Prudential Securities considered the following transactions:

          o the sale by Newton Village Associates of one shopping center to CV REIT, Inc.;

          o the sale by an undisclosed seller of three shopping centers to Pan Pacific Retail Properties;

          o the sale by an undisclosed seller of 15 shopping centers to Kimco Realty Corporation;

          o the sale by various sellers of 11 shopping centers to United Investors Realty Trust;

          o the sale by various sellers of five shopping centers to Developers Diversified Realty Corporation;

          o the sale by Laurel Lakes Centre of one shopping center to Urban Investment Trust;

          o the sale by The Centrum of one shopping center to an undisclosed buyer; and

          o the sale by Latham Farms Shopping Center of one shopping center to Kimco.

     Prudential Securities' calculations resulted in a range of capitalization rates of 9.2% to 10.7%, with a median of 10.0%. Applying the foregoing capitalization rates to actual 1999 net operating income of the Portfolio (as adjusted to reflect a management fee equal to 3% of revenues and a $.10 per square foot structural reserve) resulted in a range of implied values of $174.7 million and $203.5 million, with a median of $187.7 million. Prudential Securities observed that the Portfolio Consideration is above the top range of the implied values realized by the comparable single property sales.

     None of the properties in any of the comparable single property sales is identical to any of the properties in the Portfolio, and none of the comparable sales is identical to the Kimco transactions. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable single properties and comparable sales and other factors that could affect the valuation and consideration paid for each of the comparable single properties, as well as the properties in the Portfolio.

  Capitalization Rate Survey Analysis

     Prudential Securities analyzed the capitalization rates expected to be realized in prospective shopping center sales by the participants in the following independent market surveys:

          o Price Waterhouse Korpacz Real Estate Investor Survey (First Quarter of 2000) (capitalization rates based on projected first year net operating income divided by the expected sale price);

          o National Real Estate Index (Fourth Quarter of 1999) (capitalization rates based on historical, trailing twelve month net operating income, as adjusted for a 3% management fee and $.10 per square foot structural reserve, divided by the expected sales price);

          o Cushman & Wakefield Real Estate Outlook (Summer/Winter 2000) (capitalization rates represent what investors consider appropriate "going-in" capitalization rates for Class A and Class B neighborhood and community shopping centers).

     Prudential Securities' analysis resulted in:

          o a range of capitalization rates of 8.5% to 12.0%, with a mean of 9.8%, based on the Price Waterhouse Korpacz Real Estate Investor Survey;

          o a range of capitalization rates of 8.7% to 9.3%, with a mean of 8.9%, based on the National Real Estate Index; and

          o a range of capitalization rates of 9.4% to 9.7%, with a mean of 9.5%, based on the Cushman & Wakefield Real Estate Outlook.

     The foregoing capitalization rates yielded an average range of capitalization rates of 8.9% to 10.3%, with a mean of 9.4%. Applying the foregoing capitalization rates to the actual 1999 net operating income of the Portfolio (as adjusted to reflect a management fee equal to 3% of revenues and a $.10 per square foot structural reserve) resulted in a range of implied values of $181.2 million and $210.8 million, with a mean of $198.7 million. Prudential Securities observed that the Portfolio Consideration is within the range of, and above the mean of, the implied values realized in the analysis of the three independent market surveys.

  Pro Forma Comparable Company FFO Analysis.

     Prudential Securities analyzed selected financial ratios of 12 publicly-traded shopping center REITs which Prudential Securities considered to be reasonably comparable to the Portfolio for purposes of this analysis.

     The companies considered were:

          o Agree Realty Corporation;

          o Bradley Real Estate, Inc.;

          o First Washington Realty Trust;

          o Glimcher Realty Trust;

          o IRT Property Company;

          o Kranzco Realty Trust;

          o Malan Realty Investors, Inc.;

          o Mid-Atlantic Realty Trust;

          o Pan Pacific Retail Properties, Inc.;

          o Ramco Gershenson Properties Trust;

          o Saul Centers, Inc.; and

          o Western Properties Trust.

     For purposes of this analysis, Prudential Securities applied an average comparable public company capital structure and overhead level to the actual 1999 and projected 2000 and 2001 net operating income of the Portfolio (as adjusted for a 3% management fee and $.10 structural reserve) to determine an estimated FFO for the Portfolio of $8.9 million in 1999, $10.4 million in 2000 and $11.6 million in 2001. Prudential Securities then applied the equity value to FFO multiples of the comparable public companies to the estimated FFO of the Portfolio for each year.

     Prudential Securities' calculations resulted in the following relevant ranges for the comparable companies:

          o a range of market value as a multiple of actual 1999 FFO per share of 5.2x to 9.0x, with a median of 7.0x;

          o a range of market value as a multiple of projected 2000 FFO per share of 4.9x to 8.7x, with a median of 6.7x; and

          o a range of market value as a multiple of projected 2001 FFO per share of 4.5x to 7.2x, with a median of 6.3x.

     Applying the foregoing multiples to the Portfolio's estimated 1999, 2000 and 2001 FFO resulted in, respectively:

          o a range of implied values of $157.2 million to $191.2 million, with a median of $173.2 million;

          o a range of implied values of $161.2 million to $200.7 million, with a median of $180.7 million; and

          o a range of implied values of $163.2 million to $194.7 million, with a median of $183.4 million.

     Prudential Securities observed that the Portfolio Consideration is above the top ranges of the foregoing implied values.

  Comparable Portfolio Transactions Analysis.

     Prudential Securities analyzed the consideration paid in several recent sales of shopping center portfolios deemed by Prudential Securities to be reasonably similar to the Portfolio and considered the implied capitalization rates realized in these sales. The implied capitalization rate realized in each comparable portfolio sale is based on the trailing twelve month net operating income of the comparable portfolio (rental revenues less related expenses), as adjusted to reflect a management fee equal to 3% of revenues and a $.10 per square foot structural reserve to make the data comparable to the Portfolio data.

     Prudential Securities considered the following transactions:

          o the sale by Midland Group of 21 shopping centers to Regency Realty Corporation;

          o the sale by Rodwell/Kane of eight shopping centers to Konover Property Trust;

          o the sale by Sandor Development Co. of 13 shopping centers to Malan Realty Investors;

          o the sale by AIG Baker Shopping of 12 shopping centers to Excel Realty Trust;

          o the sale by Metropolitan Life Insurance Co. of 30 shopping centers to Kimco Realty Trust;

          o the sale by Konover & Associates South of eight shopping centers to Konover Property Trust;

          o the sale by certain foreign investors of nine shopping centers to Kranzco Realty Trust;

          o the sale by Pacific Retail Trust of 75 shopping centers to Regency Realty Corporation; and

          o the sale by Burnham Pacific Properties of 25 shopping centers to AMB Property Corporation.

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
     Prudential Securities' calculations resulted in a range of capitalization rates of 7.4% to 10.8%, with a median of 8.8%. Applying the foregoing capitalization rates to actual 1999 net operating income of the Portfolio (as adjusted to reflect a management fee equal to 3% of revenues and a $.10 per square foot structural reserve) resulted in a range of implied values of $173.0 million and $250.9 million, with a median of $212.6 million. Prudential Securities observed that the Portfolio Consideration is within the range of the implied values realized by the comparable portfolio sales.

     None of the portfolios in any of the comparable sales is identical to the Portfolio, and none of the comparable sales is identical to the Kimco transactions. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable portfolios and comparable sales and other factors that could affect the valuation and consideration paid for each of the comparable portfolios, as well as the Portfolio.

     Prudential Securities has in the past provided various investment banking and other financial advisory services to Philips International and Kimco and may continue to do so, and has received, and may receive, customary fees (and reimbursement of expenses) for the rendering of these services. As compensation to Prudential Securities for its services as our financial advisor in connection with our analysis of, and actions with respect to, our strategic alternatives, we have agreed to pay Prudential Securities an aggregate amount of approximately 1.0% of the transaction value (inclusive of $350,000 for rendering its fairness opinion), in addition to reimbursement of its expenses in connection therewith.

  Opinion of Houlihan Lokey

     Scope of Opinion. Our board retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") to render an opinion as to: (1) the fairness, from a financial point of view, to us of the Pilevsky Group transaction (the "Pilevsky Group Fairness"); and (2) the fairness, from a financial point of view, to our stockholders and the unitholders of the consideration to be received by them in connection with the (a) Pilevsky Group transaction, (b) the Kimco transactions and (3) the assumed sale of our seven Kmart shopping centers (the "Kmart Segment") in one or more transactions (the "Overall Transaction Fairness"). The Pilevsky Group transaction, the Kimco transactions and the assumed sale of the Kmart Segment are collectively referred to as the "Overall Transaction".

     We retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with recapitalizations and similar transactions, especially with respect to REITs and other real estate companies. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services in connection with mergers and acquisitions, leveraged buyouts, business valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings, and private placements of debt and equity securities.

     On April 17, 2000, Houlihan Lokey delivered its written opinion to us (the "Houlihan Lokey Opinion"), to the effect that, as of the date of such opinion, on the basis of its analysis summarized below and subject to the limitations described below, that: (1) the Pilevsky Group transaction is fair to us from a financial point of view; and (2) the consideration to be received by our stockholders and the unitholders in connection with the Overall Transaction is fair to them from a financial point of view. On June 20, 2000, Houlihan Lokey issued a written opinion reaffirming the Houlihan Lokey Opinion as of such date (the "Houlihan Lokey Bringdown Opinion"). The Houlihan Lokey Opinion and the Houlihan Lokey Bringdown Opinion do not constitute a recommendation to any stockholder as to how any such stockholder should vote at the special meeting. Houlihan Lokey has no obligation to update the Houlihan Lokey Opinion or the Houlihan Lokey Bringdown Opinion.

     THE FULL TEXT OF THE HOULIHAN LOKEY OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT. WE URGE YOU TO READ SUCH OPINION IN ITS ENTIRETY.

     As compensation to Houlihan Lokey for its services in connection with the Overall Transaction, we agreed to pay Houlihan Lokey an aggregate fee of $400,000 in addition to Houlihan Lokey's expenses in connection therewith. No portion of Houlihan Lokey's fee is contingent upon the successful completion of any part of the Overall Transaction. We have also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws, arising out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for certain expenses.

     The Houlihan Lokey Opinion does not address our underlying business decision to effect the Overall Transaction or any part thereof or to effect the liquidation. Houlihan Lokey did not, and was not requested by us or any other person to, solicit third party indications of interest in acquiring all or any part of us or to make any recommendations as to the form or amount of consideration to be received by us, our stockholders, or any other person in connection with the Overall Transaction or any part thereof, which consideration was determined through negotiations among Kimco, the Pilevsky Group, our management and us. Houlihan Lokey was not asked to opine on and did not express any opinion as to (1) tax or legal consequences of the Overall Transaction or any part thereof, including but not limited to tax or legal consequences to us, or our stockholders or the unitholders; (2) the fairness, advisability or desirability of alternatives to the Overall Transaction or any part thereof;
(3) our fair market value or the fair market value of any of our assets;
(4) the fairness of any aspect of the Overall Transaction not expressly addressed in the Houlihan Lokey Opinion; or (5) any other aspect of the plan of liquidation, including the payment of or establishing reserves with respect to our liabilities or the amount that will ultimately be distributed to our stockholders or the unitholders. Houlihan Lokey did not perform an independent appraisal of our assets. Furthermore, Houlihan Lokey did not negotiate the Overall Transaction or any part thereof or advise us with respect to alternatives to it.

     In arriving at its opinion, Houlihan Lokey:

     1. met with our senior management and our advisors to discuss the Overall Transaction, our operations, financial condition, future prospects and performance;

     2. held discussions with our senior management to discuss our operations and financial condition since April 17, 2000;

     3. reviewed our annual reports to stockholders on Form 10-K for the fiscal years ended December 31, 1999 and 1998, and our quarterly report on Form 10-Q for the quarter ended September 30, 1999;

     4. reviewed company-prepared income statements for the assets comprising each of the Kimco portfolio, the Hialeah portfolio, and the Kmart portfolio for the fiscal year ended December 31, 1999, which our management has identified as being the most current financial statements available for each such portfolio;

     5. reviewed the November, 1999 confidential information memorandum pertaining to us, as prepared by Prudential Securities;

     6. reviewed the summary of offers schedule pertaining to us, as prepared by Prudential Securities as of December 15, 1999;

     7. reviewed the term sheet as prepared by Kimco Income REIT, Kimco and affiliated entities outlining the terms and conditions of Kimco's offer to purchase 15 of our shopping center properties;

     8. reviewed forecasts and projections prepared by our management with respect to us for the years ended December 31, 2000 through December 31, 2010;

     9. reviewed the Kimco agreements;

     10. reviewed the preliminary pro forma for development of the 86th Street and 3rd Avenue redevelopment parcel prepared by us;

     11. reviewed the residential market study for proposed development of 86th Street and 3rd Avenue prepared by The Sunshine Group, Ltd.;

     12. reviewed confidential summaries as prepared by CB Richard Ellis for the following Kmart properties:

          o Kmart Sacramento Center;

          o McHenry Commons;

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
          o Kmart Atwater Shopping Center;

          o Pennyrile Marketplace;

          o North Star Center;

          o Reedley Shopping Center; and

          o Port Angeles Shopping Center.

     13. reviewed the draft presentation to our board prepared by Prudential Securities pertaining to Prudential Securities' fairness opinion regarding the Kimco transactions;

     14. reviewed copies of the following agreements:

          o internal draft of the Redemption Agreement, dated April 7, 2000;

          o Contribution and Exchange Agreement dated August 11, 1997;

          o Amendment No. 1 to Contribution and Exchange Agreement, dated December 31, 1997;

          o Amended and Restated Agreement of Limited Partnership of Philips International Realty, L.P.;

          o First Amendment to the Amended and Restated Agreement of Limited Partnership of Philips International Realty, L.P.;

          o Third Amended and Restated Bylaws of Philips International Realty Corp.;

          o Amended and Restated Management Agreement;

          o Amended and Restated Non-Competition Agreement;

          o Registration Rights Agreement;

          o Ground Lease Economic Summary pertaining to the Yonkers property;

          o Shareholder Rights Agreement dated March 31, 1999; and

          o Amendment No. 1 to Shareholder Rights Agreement dated July 27, 1999.

     15. conducted site visits to certain of our properties;

     16. reviewed minutes of meetings of our board,

     17. reviewed publicly available information on companies Houlihan Lokey deemed comparable to us; and

     18. conducted such other studies analyses, studies and investigations as Houlihan Lokey deemed appropriate.

     Valuation Analyses. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its fairness opinions. This summary is qualified in its entirety by reference to the full text of the Houlihan Lokey Opinion, which is attached as Exhibit C to this Proxy Statement. We urge you to read the full text of the Houlihan Lokey Opinion carefully and in its entirety.

     In order to determine (1) the fairness, from a financial point of view, to us of the Pilevsky Group transaction and (2) the fairness, from a financial point of view, to our stockholders and the unitholders of the consideration to be received by them in connection with the Overall Transaction, Houlihan Lokey analyzed the value of (a) the Kimco transactions, (b) the Hialeah Properties (defined below), (c) the Redevelopment Properties (defined below), and (d) the Kmart Segment.

     Kimco Transactions Valuation. Houlihan Lokey determined the estimated enterprise value of the assets included in the Kimco transactions. In order to determine the estimated enterprise value of the assets included in the Kimco transactions, Houlihan Lokey primarily used the following methodologies: (1) a review of the fairness opinion analysis of Prudential Securities, (2) a discounted cash flow approach, and (3) a capitalization rate analysis. The analyses required studies of the overall market, economic and industry conditions in which the properties included in the Kimco transactions operate and the historical and projected operating results of the properties included in the Kimco transactions.

     (1) Prudential Securities' Fairness Opinion Analysis. In order to determine the estimated enterprise value of the Kimco transactions, Prudential Securities employed the following approaches: (a) a Comparable Portfolio Transactions Analysis, (b) a Comparable Single Property Sales Analysis, (c) a Capitalization Rate Survey Analysis, and
         (d) a Pro Forma Comparable Company FFO Analysis. Based upon the aforementioned analyses, Prudential Securities rendered a fairness opinion stating that, as of the date of the opinion, the aggregate consideration to be received by us in the Kimco transactions was fair to us from a financial point of view.

     (2) Portfolio Discounted Cash Flow Approach. Houlihan Lokey utilized cash flow projections for the assets included in the Kimco transactions prepared by us and included in the confidential offering memorandum as prepared by Prudential Securities covering fiscal years 2000 through 2010. After calculating the net present value of the cash flows of the assets included in the Kimco transactions for the applicable periods using discount rates of 10.0 percent to 14.0 percent, a terminal value was calculated based upon an exit capitalization rate of 9.0 percent to
         11.0 percent. Based on the projections from the confidential offering memorandum and this analysis, Houlihan Lokey calculated enterprise value indications for the assets included in the Kimco transactions to be in the range of $197.1 million to $229.0 million.

     (3) Capitalization Rate Analysis. Using $204.4 million in value for the Kimco transactions, Houlihan Lokey derived a range of implied capitalization rates for the assets included in the Kimco transactions based upon: (a) adjusted net operating income as of December 31, 1999 (the "FYE Capitalization Rate Analysis Approach") and (b) estimated adjusted net operating income for the fiscal year ended December 31, 2000 (the "NFY Capitalization Rate Analysis Approach"), with such implied capitalization rates range being 9.2 percent to 10.0 percent. These implied capitalization rates were then compared to publicly available capitalization rates that were exhibited in transactions involving assets similar in type and location to our assets included in the Kimco transactions.

     Based upon the above analyses, Houlihan Lokey utilized a value of $204.4 million in its analyses set forth herein.

     Pilevsky Group Transaction Valuation. Houlihan Lokey determined the value of the four properties located in Hialeah, Florida that include: (a) The Mall on the Mile, (b) Palm Springs Village, (c) Philips Plaza, and (d) The Shops on 49th (and collectively, the "Hialeah Properties") and the value of two development properties (the "Redevelopment Properties").

     In order to determine the estimated enterprise value of the Hialeah Properties, Houlihan Lokey primarily used the following methodologies: (1) a net asset value approach based on various capitalization rates and (2) a discounted cash flow approach. The analyses required studies of the overall market, economic and industry conditions in which the Hialeah Properties operate and the historical and projected operating results of the Hialeah Properties.

     (1) Net Asset Approach. Houlihan Lokey derived an indication of the range of enterprise value for the Hialeah Properties by: (a) applying capitalization rates to the Hialeah Properties' adjusted net operating income as of December 31, 1999 (the "FYE Capitalization Rate Approach"), (b) applying capitalization rates to the Hialeah Properties' projected adjusted net operating income for the fiscal year ended December 31, 2000 (the "NFY Capitalization Rate Approach"), and
         (c) applying representative price per square foot rates to the Hialeah Properties' rentable square feet as of December 31, 1999 (the "Square Foot Approach"). Houlihan Lokey utilized publicly available information regarding capitalization rates and price per square foot indications exhibited in transactions involving assets similar in type and location to the Hialeah Properties.

         By applying appropriate capitalization rates and price per square foot indications to the Hialeah Properties' net operating income and square footage, as discussed above, Houlihan Lokey calculated an enterprise value indication of the Hialeah Properties of approximately $104.0 million.

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
     (2) Discounted Cash Flow Approach. Houlihan Lokey utilized cash flow projections prepared by us and included in the confidential offering memorandum for the Hialeah Properties prepared by Prudential Securities covering fiscal years 2000 through 2010. After calculating the net present value of the individual property cash flows for the applicable periods using discount rates of 10.5 percent to 14.5 percent, a terminal value was calculated based upon an exit capitalization rate of
         9.5 percent to 12.0 percent. Based on the projections from the confidential offering memorandum and this analysis, Houlihan Lokey calculated an enterprise value indication of the Hialeah Properties to be $116.9 million.

     Based upon the aforementioned analyses, Houlihan Lokey determined the indicated enterprise value of the Hialeah Properties converged in a range from a low of $104.0 million to a high of $116.9 million.

     In order to determine the estimated enterprise value of the Redevelopment Properties, Houlihan Lokey primarily used a cost basis approach. The analysis required studies of the overall market, economic and industry conditions in which the Redevelopment Properties operate and the historical and projected operating results of the Redevelopment Properties. Houlihan Lokey determined the purchase prices of the Redevelopment Properties, after adjusting for our ownership percentage, to be a reasonable proxy of value for the Redevelopment Properties.

     Based upon the aforementioned analysis, Houlihan Lokey calculated an enterprise value indication of the Redevelopment Properties to be $14.7 million and, together with the Hialeah Properties, resulted in enterprise value indications in the range of $118.7 million and $131.6 million (the "Pilevsky Group Transaction Valuation Range").

     Kmart Segment Valuation. Houlihan Lokey determined the value of the assets included in the Kmart Segment. In order to confirm the estimated enterprise value of the assets included in the Kmart Segment, Houlihan Lokey primarily used the following methodologies: (1) an analysis of the aggregate listing price of the Kmart Segment as provide by CB Richard Ellis which we understand is $41.5 million, (2) an analysis of the Company's management's estimates regarding the value of the assets included in the Kmart Segment, (3) a direct capitalization approach as it relates to the Kmart Segment's actual net operating income as of December 31, 1999 that utilizes publicly available information regarding capitalization rates exhibited in transactions involving assets similar in type and location to our Kmart properties. and (4) a discounted cash flow approach based upon the forecasts as provided by us and contained in the confidential offering memorandum as prepared by Prudential Securities covering fiscal years 2000 through 2010 and using discount rates of
9.5 percent to 16.0 percent and a terminal value was calculated based upon an exit capitalization rate of 9.5 percent to 11.5 percent. The analyses required studies of the overall market, economic and industry conditions in which the properties in the Kmart Segment operate and the historical and projected operating results of the properties in the Kmart Segment. As such, Houlihan Lokey understands that we may in fact receive less that the listing price for the Kmart Segment and this possibility has been considered in the analyses set forth herein.

     Fairness Analyses. In order to determine the Overall Transaction Fairness, Houlihan Lokey first determined our enterprise value based upon the summation of a range of selected enterprise values as derived from the Kimco transactions, the Pilevsky Group transaction, and the Kmart Segment.

     Based on the analyses and factors described in the foregoing, Houlihan Lokey determined the enterprise value to be in the range of $353.7 to $368.8 million (the "Enterprise Value Range"). Subtracting interest-bearing debt net of cash as of April 1, 2000 from the Enterprise Value Range resulted in indications of equity which would be available to be allocated to our stockholders and the unitholders ranging from $181.1 to $196.2 million, which translates into approximately $18.46 to $20.00 per share, prior to any costs associated with the Transaction (the "Derived Value Per Share"). These indications of equity value were then (1) compared to our common stock price as exhibited in trading on the New York Stock Exchange and (2) utilized to determine the value of the operating partnership units to be utilized as consideration in the Pilevsky Group transaction.

     Pilevsky Group Transaction Fairness Analysis. In order to determine the fairness of the Pilevsky Group transaction to us from a financial point of view, Houlihan Lokey applied its range of the concluded value per share prior to any transaction costs ($18.46 to $20.00), as determined above, to the number of units held by those unitholders participating in the Pilevsky Group transaction. The result was a range of equity value for such unitholders' equity is $34.6 million to $37.5 million (this range of unitholders' equity is referred to herein as the

"Unitholders' Equity Value"). The Unitholders' Equity Value was then compared to the equity transferred in connection with the Pilevsky Group transaction, as discussed below.

     Based upon the Pilevsky Group transaction valuation range of $118.7 million to $131.6 million, as discussed above, Houlihan Lokey determined the equity value transferred in the Pilevsky Group transaction. From the Pilevsky Group transaction valuation range discussed above, Houlihan Lokey subtracted interest-bearing debt of $86.0 million and $11.0 million of cash, representing the amount contributed by the Pilevsky Group for the acquisition of the Redevelopment Properties, to result in net equity values to be transferred to the unitholders ranging from $21.7 million to $34.6 million in exchange for the unitholders' interest in the Overall Transaction.

     Based on the foregoing analysis Houlihan Lokey concluded that the Pilevsky Group transaction is fair to us from a financial point of view.

     Overall Transaction Fairness Analysis. Houlihan Lokey then analyzed the consideration to be received by our stockholders and the unitholders not participating in the Pilevsky Group transaction in the Overall Transaction. Houlihan Lokey compared the Derived Equity Value Per Share (which is before costs associated with the Overall Transaction) to the price exhibited for our common stock in New York Stock Exchange trading. Furthermore, Houlihan Lokey compared the total consideration to be received by our stockholders and the unitholders not participating in the Pilevsky Group transaction to the Derived Equity Value Per Share (which does not adjust for the Pilevsky Group transaction) as well as the price exhibited for the our common stock in New York Stock Exchange trading. Specifically, Houlihan Lokey added the consideration to be received in the Kimco transactions and the debt to be transferred in the Pilevsky Group transaction and reduced such total consideration by any debt assumed in the Kimco transactions and other of our debt and assumed that we would complete a sale of the seven Kmart shopping centers. Houlihan Lokey further reduced such consideration by costs associated with the Overall Transaction as estimated by our management to arrive at consideration per share of $18.19 to $18.47.

     Based upon the foregoing analyses Houlihan Lokey concluded that the consideration to be received by our stockholders and the unitholders in connection with the Overall Transaction is fair to them from a financial point of view.

     In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in gross domestic product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions as they existed as of June 20, 2000 and on the projected financial information provided to Houlihan Lokey as of such date. In rendering its opinion, Houlihan Lokey has relied upon and assumed, without independent verification that the historical and projected financial information provided to Houlihan Lokey by us has been reasonably and accurately prepared based upon the best current available estimates of our financial results and condition. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to us and does not assume responsibility for it. Except as set forth above, Houlihan Lokey did not make any independent appraisal of our specific properties or assets.

     The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinions. In its analysis, Houlihan Lokey made numerous assumptions with respect to us, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

PURPOSE OF THE LIQUIDATION; CERTAIN EFFECTS OF THE LIQUIDATION

     The principal purpose of the liquidation is to afford our stockholders the opportunity to receive a cash price for their shares that represents a premium over (1) the closing price of our common stock on the day before the announcement of the decision by our board to explore strategic alternatives;
(2) the initial public offering price of our common stock of $17.50 per share and (3) the highest price at which our common stock has traded since the initial public offering. This will be accomplished by completing the Kimco transaction, the Pilevsky Group transaction, and the other transactions contemplated by the plan of liquidation. In the liquidation we expect each stockholder will be entitled to receive aggregate liquidation distributions of approximately $18.25 per share in cash.

     In the liquidation we will sell or otherwise dispose of all of our real estate assets, and Kimco, members of the Pilevsky Group and the other purchasers of our real estate assets will be the sole beneficiaries of any earnings and growth of these real estate assets following the liquidation. Accordingly, we and our stockholders will no longer benefit from any potential increase in the value of our real estate assets, nor will we or our stockholders bear the risk of any potential decrease in the value of these assets following the liquidation.

     Our common stock is currently registered under the Securities Exchange Act of 1934 and is listed for trading on the New York Stock Exchange under the symbol "PHR." In connection with our liquidation, we expect that our common stock will be delisted from this exchange and registration of our common stock under the Exchange Act will be terminated.

     Approval of the plan of liquidation and the transactions contemplated by the plan of liquidation, including the Pilevsky Group transaction, requires the affirmative vote of the holders of a majority (or two-thirds, as the case may be) of all votes entitled to be cast by the holders of our common stock but does not require the separate approval of the holders of a majority (or two-thirds, as the case may be) of our common stock held by stockholders other than the members of the Pilevsky Group. The special committee, the board and the members of the Pilevsky Group believe that the fairness of the Pilevsky Group transaction was established by certain factors, including the arm's-length bargaining between the Pilevsky Group and our senior management (other than Philip Pilevsky and Sheila Levine) as to the terms of the Pilevsky Group transaction, the opinion of Houlihan Lokey and the other factors taken into account by the special committee and our board and described under "--Recommendations of the Special Committee and the Board of Directors; Reasons for the Liquidation."

INTERESTS IN THE LIQUIDATION THAT DIFFER FROM YOUR INTERESTS

     In considering the recommendations of the special committee and our board with respect to the plan of liquidation, our stockholders should be aware that some of our directors and officers have interests in the liquidation that are different from your interests as a stockholder. The special committee and our board were aware of these actual and potential conflicts of interest.

     The conflicts of interests presented by the liquidation include the following:

          o pursuant to the Hialeah agreements, we will cause our affiliate to transfer its interests in four contiguous shopping centers in Hialeah, Florida to the Pilevsky Group in exchange for the redemption of all of their units in the operating partnership.

          o pursuant to the Lake Worth agreement, we will cause our affiliate to transfer its interest in a redevelopment property in Lake Worth, Florida to Mr. Pilevsky or his designee in exchange for cash.

          o pursuant to the Third Avenue agreement, we will cause our affiliate to transfer its 50% non-controlling joint venture interest in a redevelopment property in New York, New York to the Pilevsky Group in exchange for cash.

          o we will pay to Philips International Holding Corporation, our affiliated management company, $250,000 for services rendered in connection with our liquidation which are beyond the scope of its management agreement, which will terminate upon the closing of the Kimco transactions and the Pilevsky Group transaction.

          o pursuant to the employment agreements of our senior management and other arrangements, upon completion of the Kimco and Pilevsky Group transactions the following will occur:

             1) the options held by Philip Pilevsky and Sheila Levine to purchase an aggregate of 340,000 shares of our common stock at an exercise price of $17.50 per share will become fully exercisable and vested (such stock options would otherwise have become fully exercisable and vested on or before January 1,
                2001)

             2) Louis J. Petra, Brian Gallagher and Carl Kraus will receive severance payments and stock acquisition loan forgiveness under their existing employment agreements in an aggregate amount of approximately $2.0 million (excluding any stock acquisition loan forgiveness which would have otherwise occurred on or before December 31, 2000); and

             3) the options of Messrs. Petra, Gallagher and Kraus to purchase an aggregate of 175,000 shares of our common stock at an average exercise price of $17.29 per share will become fully exercisable and vested (the options to purchase 125,000 shares of common stock held by Messrs. Petra and Gallagher would otherwise have become fully exercisable and vested on or before January 1,
                2001).

             4) the options of each of the members of the special committee to purchase 10,000 shares of our common stock at an exercise price of $17.50 per share will become fully exercisable and vested (such stock options would otherwise have become fully exercisable and vested on or before January 1, 2001).

          o Mr. Jeffrey Levine, the husband of Sheila Levine, is a partner at the accounting firm of Chassin Levine Rosen & Company, LLP which firm has in the past provided accounting and consulting services to us. Chassin Levine Rosen & Company, LLP has provided tax advisory services, and will receive approximately $150,000 in fees in connection with the liquidation.

PRIOR KIMCO TRANSACTION

     On July 14, 2000, we completed the transfer of our shopping centers listed below for an aggregate purchase price of approximately $67.3 million in cash and assumption of indebtedness pursuant to the Prior Kimco agreement. The transaction did not require stockholder approval.

PROPERTY                                        LOCATION
----------------------------------------------  ----------------------------------------------
Munsey Park Shopping Center                     Munsey Park, NY
Northshore Triangle                             Glen Cove, NY
1703 Central Park Avenue                        Yonkers, NY
Walgreens at Freeport                           Freeport (Henry Street), NY
Bayhill Plaza                                   Orlando, FL
Tradewinds Shopping Center                      Key Largo, FL
The Shoppes at Lake Mary                        Lake Mary, FL

PLANS FOR PHILIPS INTERNATIONAL AND THE PROPERTIES AFTER THE LIQUIDATION; LIQUIDATION PROCEDURES

     Following the completion of the sale or transfer of all of our real estate assets in accordance with the plan of liquidation, we will pay or provide for our liabilities and expenses, distribute the proceeds of the liquidation of our real estate assets to you and our other stockholders, wind up our operations, delist our common stock and dissolve.

     It is expected the members of the Pilevsky Group will own and operate the properties they are to acquire in the Pilevsky Group transaction in the ordinary course of business. No member of the Pilevsky Group has any present plans or proposals that relate to or would result in an extraordinary corporate transaction involving a material amount of the assets or interests they receive in the Pilevsky Group transaction. However, it is expected that the members of the Pilevsky Group will continue to evaluate these assets or interests after the liquidation from time to time, and may propose or develop new plans and proposals which they consider to be in their best interests.

     We currently expect that you will receive in two or more liquidating distributions an aggregate of approximately $18.25 in cash for each share of our common stock that you own (assuming that you hold your shares through the completion of the liquidation). The $18.25 per share expected to be paid in the liquidation represents a premium of approximately 16.8% over the $15.63 closing price of our common stock on October 12, 1999, the day before we publicly announced our decision to explore strategic alternatives, and a premium of approximately 18.7% over the average daily closing price of $15.37 from January 1, 1999 through October 12, 1999. The aggregate amount we expect you to receive in the liquidation will be subject to the amounts required to pay or provide for our liabilities and expenses, including any contingent liabilities, and the amounts received in the liquidation of our real estate assets that we have listed for sale but are not currently subject to definitive sale agreements. Thus we cannot assure you that you will receive $18.25 per share.

     The actual amounts and times of the liquidating distributions to be made to you will be determined by our board in its discretion. Our board will also inform you whether the surrender of stock certificates is necessary in connection with the liquidation. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.

APPRAISAL RIGHTS OF STOCKHOLDERS

     Under Maryland General Corporation Law, you are not entitled to any rights of appraisal or similar rights of dissenters in connection with the approval of the plan of liquidation because the outstanding shares of our common stock are, and were, on the record date for the special meeting, listed on the New York Stock Exchange, a national securities exchange.

                            THE PLAN OF LIQUIDATION

     The following is a brief summary of the material provisions of the plan of liquidation. The following summary is qualified in its entirety by reference to the plan of liquidation, which we have attached as Exhibit A to this proxy statement, and the Kimco agreements, the Hialeah agreements, the Third Avenue Agreement and the Lake Worth Agreement attached as exhibits to our Current Reports on Form 8-K, dated April 28, 2000, all of which we incorporate by reference into this proxy statement. We encourage you to read the plan of liquidation, the Kimco agreements and the Hialeah agreements in their entirety.

THE PLAN OF LIQUIDATION

  Principal Terms

     The plan of liquidation contemplates the following transactions:

          (1) the transfer to Kimco of all of our interests in our affiliates that own eight shopping centers for an aggregate of approximately
     $137.1 million in cash and assumption of indebtedness pursuant to the Kimco agreement;

          (2) the redemption of all of the operating partnership units owned by the members of the Pilevsky Group in exchange for our interests in four contiguous shopping centers in Hialeah, Florida, which we have valued, in the aggregate, at approximately $120.0 million, subject to aggregate indebtedness of approximately $86.0 million, pursuant to the Hialeah agreements;

          (3) the sale to Philip Pilevsky or his designee of our redevelopment property in Lake Worth, Florida for approximately $6.6 million in cash pursuant to the Lake Worth agreement;

          (4) the sale by 1517-25 Third L.P., a wholly-owned subsidiary of the operating partnership, of its 50% non-controlling, joint venture interest in a redevelopment property located at 1517-25 Third Avenue, New York, New York to the members of the Pilevsky Group for $4.0 million in cash (and encumbered by a $10.0 million first mortgage which will remain in place) pursuant to the Third Avenue agreement;

          (5) unless otherwise sold prior to the special meeting, the sale of our remaining shopping centers, which we currently have listed for sale at an aggregate asking price of $41.5 million, to one or more third party purchasers;

          (6) the payment or provision for all of our expenses and liabilities, including expenses and liabilities incurred in connection with the plan of liquidation, and the establishment of a reserve fund for unanticipated fees and expenses we may incur in connection with the liquidation, expenses associated with winding up our operations, potential unanticipated costs or shortfalls associated with property sales, potential costs related to the representations and warranties contained in the Kimco agreement and other contingent liabilities;

          (7) the pro rata distribution of the all of the proceeds of the liquidation to our stockholders;

          (8) our dissolution under the laws of Maryland.

  Liquidation Distributions and Procedures

     In connection with the payment or provision for our liabilities and expenses pursuant to the plan of liquidation, we expect to establish a reserve fund to cover any contingent liabilities we may have and anticipated liquidation expenses. Therefore, we anticipate making at least two liquidating distributions to stockholders: an initial distribution as soon as practicable after the approval of the plan of liquidation, the completion of the Kimco transaction and the Pilevsky Group transaction, payment for our known debts and liabilities and establishment of the reserve fund; and a final liquidating distribution of any funds remaining in the reserve fund or otherwise after we pay or provide for our contingent liabilities and future expenses. We cannot assure you that we will not make more or less than two liquidating distributions or that the initial liquidating distribution or the aggregate of all liquidating distributions will be in the amounts we anticipate. The actual amounts and times of payment of the liquidating distributions to be made to you will be determined by our board in its discretion. Our board will also inform you whether the surrender of stock certificates is necessary in connection with the liquidation. If you transfer your shares during the liquidation, the right to receive liquidating distributions will transfer with those shares.

THE KIMCO TRANSACTION

  General

     The Kimco transaction will result in the transfer to Kimco of all of our interests in our affiliates that own the shopping centers listed below for an aggregate purchase price of approximately $137.1 million, subject to certain adjustments:

PROPERTY                                   LOCATION
-----------------------------------------  -----------------------------------------
Branhaven Plaza                            Branford, CT
Elm Plaza                                  Enfield, CT
Foxborough Plaza                           Foxborough, MA
Millside Plaza                             Delran, NJ
Mill Basin Plaza                           Brooklyn, NY
Meadowbrook Commons                        Freeport (Long Island), NY
Merrick Commons                            Merrick (Long Island), NY
Forest Avenue                              Staten Island, NY

     The Kimco transaction also contemplates the election by the unitholders (other than us and members of the Pilevsky Group) to sell their units in the operating partnership to Kimco at the proportionate purchase price of the Kimco transaction per unit (at an amount per unit equal to what we estimate at closing to be distributed to our stockholders per share upon our liquidation) or retain their units and become partners with Kimco in KIR Portfolio.

  Representations and Warranties

     The Kimco agreement contains customary representations and warranties by us and our applicable affiliates (for purposes of this description, collectively "our" or "we") relating to, among other things:

          o our organization, qualification and similar corporate matters;

          o our authorization, execution and delivery of the Kimco agreement and its binding effect on us;

          o the absence of violation of our organizational documents, law or contracts;

          o our receipt of consents to the Kimco transaction required under law or our contracts;

          o the disclosure of certain information concerning our leases, the full force and effect of these leases, the absence of material defaults under these leases and other similar matters;

          o our compliance with applicable zoning, environmental or other land use regulations;

          o the absence of litigation and bankruptcy-related events related to us;

          o our ownership of the properties and the absence of ground leases affecting the properties;

          o the absence of other undisclosed agreements relating to the properties;

          o the absence of certain tax proceedings related to the properties;

          o the absence of any on-site employees or similar persons in connection with the management of the properties for which Kimco would be responsible;

          o the absence of any tenant rights of first refusal or similar rights related to the properties;

          o the disclosure of our existing debt;

          o certain securities law and tax matters;

          o the completion of certain construction;

          o certain matters related to the unitholder redemptions contemplated by the Kimco transaction, including that on the closing date, Philip Pilevsky, Sheila Levine and their entity affiliates will not be partners of our operating partnership and will not own any units of our operating partnership;

          o certain matters related to the newly-formed entities contemplated by the Kimco transaction;

          o certain property-specific representations; and

          o our delivery at the closing of a certificate confirming the accuracy of the foregoing representations and warranties in all material respects.

          The foregoing representations and warranties are subject, in some cases, to specified limitations, exceptions and qualifications. For example, our representations and warranties (1) are deemed to be modified to reflect any facts inconsistent with our representations and warranties which are disclosed by information in the possession of (or made available to) Kimco prior to the closing; (2) are deemed to expire, upon Kimco's receipt of an estoppel letter from a tenant or a lender, as to the information contained in the applicable estoppel; and (3) do not survive beyond six months after the closing of the Kimco transaction.

     The Kimco agreement contains customary representations and warranties by Kimco relating to, among other things:

          o its organization, qualification and similar corporate matters;

          o its authorization, execution and delivery of the Kimco agreement and its binding effect on them;

          o the absence of violation of its organizational documents, law or contracts;

          o its receipt of consents to the Kimco transaction required under law or its contracts;

          o the absence of litigation affecting the Kimco transaction;

          o certain matters related to the ownership structure of Kimco and the issuance of units in connection with the Kimco transaction; and

          o its delivery at the closing of a certificate confirming the accuracy of the foregoing representations and warranties in all material respects.

          The foregoing representations and warranties are subject, in some cases, to specified limitations, exceptions and qualifications and survive for six months following the closing of the Kimco transaction.

  No Solicitation of Transactions

     In the Kimco agreement, we have agreed not to solicit, facilitate or otherwise participate in any inquiries or negotiations relating to any proposal to acquire any of the properties or more than 20% of our assets or capital stock (and we may not disclose information to third parties in connection with such an acquisition proposal). We may, however, make disclosures and take certain actions in connection with an acquisition proposal that are required by applicable law.

     We may also, at any time prior to our stockholders' approval of the plan of liquidation, furnish information to and engage in discussions and negotiations with any party who seeks, without any solicitation or encouragement on our part, to engage in such discussions or negotiations if:

          o our board concludes in good faith, after consulting with its financial and legal advisors, that the acquisition proposal would, if completed, result in a transaction more favorable to our stockholders from a financial point of view than the Kimco transaction; and

          o our board concludes in good faith, after consulting with its legal advisors, that such action is necessary in order for the directors to comply with their duties under applicable law.

     If we breach the Kimco agreement relating to the solicitation of acquisition proposals summarized above, Kimco's sole remedy will be to receive approximately $4.0 million as liquidated damages from us, as well as return of the good faith deposits that Kimco has made under the Kimco agreement.

  Agreements Related to the Properties

     We and our affiliates have agreed under the Kimco agreement, from the date of the agreement to the closing date, to take (or refrain from taking without Kimco's prior written consent (which may not be unreasonably withheld or delayed), as the case may be) the following actions subject to certain exceptions:

          o refrain from entering into, renewing, amending or terminating any lease or other document affecting the properties (other than agreements contemplated by the plan of liquidation);

          o refrain from entering into, renewing, amending or terminating any mortgage, note, reciprocal easement, common area maintenance agreement or similar agreement relating to the properties;

          o refrain from applying any security deposits;

          o maintain and repair the properties in the ordinary course of business; and

          o keep accurate records any new lease expenses incurred in connection with all amendments and renewals of leases consented to by Kimco (these expenses to be allocated between us and Kimco based on the closing date);

  Other Agreements

     In addition, the Kimco agreement provides that:

          o we will retain our rights to institute summary proceedings against a tenant or terminate a lease upon a tenant's default;

          o we make no representation as to the continued occupancy of any of the properties by any tenant;

          o we may commence, continue and control any tax proceedings for the reduction of the assessed value of any property and, with respect to proceedings for pre-closing taxable years (but not with respect to proceedings for the taxable year in which the closing occurs and all subsequent taxable years), we may settle these proceedings (and tax refunds and credits will be allocated between us and Kimco based on the closing date);

          o we will permit Kimco to inspect the properties and the information relating to the properties, subject to certain customary exceptions and procedures;

          o Kimco and KIR Portfolio (the "releasors") will release us, the operating partnership and its unitholders, our affiliates and certain members of the Pilevsky Group (the "releasees") from all claims relating to the properties that they may now have or later acquire against the releasees, except for claims expressly provided for in the Kimco agreement;

          o we and the other releasees agree to cooperate in good faith with the releasors (at the releasors' expense) in the event that the releasors cannot, without the cooperation of the releasees, maintain an action against any third party in connection with any matter from which the releasees are released;

          o we and Kimco agree to (1) generally allocate rents, taxes and charges, common area maintenance expenses, brokerage and similar commissions and other items based on the closing date (and Kimco will be entitled to all prepaid rentals and security and other deposits) and (2) make certain property-specific adjustments provided for in the Kimco agreement;

          o we agree to diligently seek (and Kimco agrees to reasonably cooperate with us in seeking (at no cost to them)) the consent of the lenders of our existing debt related to the properties. See "--Conditions to the Kimco Transaction" and "--Termination Rights and Fees under the Kimco Agreement;"

          o we agree to pay all transfer and similar taxes in connection with the Kimco transaction;

          o we agree to file this proxy statement in material compliance with the federal securities laws, mail this proxy statement to our stockholders, convene the special meeting and recommend to our stockholders that they should approve the Kimco transaction;

          o if, prior to the closing, we become aware that any of the representations and warranties that we make in the Kimco agreement are materially untrue, inaccurate or incorrect in any material respect, we may postpone the closing and make efforts to cure same for up to 30 days;

          o we are required to satisfy all liens affecting the encumbered property that are capable of being satisfied by readily ascertainable funds not to exceed three percent (3%) of the encumbered property's allocable purchase price;

          o we are required to satisfy all mortgages, real estate taxes and assessments affecting the encumbered property irrespective of amount and, in the event we fail to do so, credit the applicable purchase price in an amount equal to the unsatisfied amount of such mortgages, real estate taxes and assessments; and

          o we will have the right to postpone the closing date and attempt to eliminate any unacceptable encumbrances not waived by Kimco for up to 30 days.

  Conditions to the Kimco Transaction

     Kimco's obligation to complete the Kimco transaction is subject to a number of conditions, including the following:

          o the approval of our stockholders of the plan of liquidation;

          o the material accuracy of our and our affiliates' representations and warranties, and the performance in all material respects of our and our affiliates' obligations under the Kimco agreement;

          o the execution of the partnership agreement of KIR Portfolio by each holder of units in the operating partnership (other than the Pilevsky Group and those who have elected cash);

          o the absence of any breach by us or our affiliates of certain agreements that we have made in the Kimco agreement relating to the management and operation of our properties prior to closing;

          o the preparedness of a title insurance company to issue the required form of title insurance policy at the closing, subject to permitted exceptions;

          o the absence of any order or injunction, or pending or threatened proceeding seeking an order, prohibiting the Kimco transaction;

          o the satisfaction of certain property-specific conditions relating to work being performed at our shopping centers in Enfield, Connecticut and Foxborough, Massachusetts;

          o the receipt of consents to the Kimco transaction by the mortgagees of the relevant properties (and we have agreed to take actions and pay certain costs relating to the securing of consents). To the extent a mortgagee's consent is not obtained, despite the good faith efforts of us and Kimco, Kimco will not be required to close on the subject property and the property will be treated as a "post-closing property," subject to certain provisions contained in the Kimco agreement. See "--Termination Rights and Fees Under the Kimco Agreement;"

          o the assignment by us of our environmental insurance policy for the Forest Avenue, Branhaven and Enfield properties, together with a consent to the assignment from the insurer and an acknowledgment from the insurer that certain environmental claims at the Forest Avenue and Enfield properties are covered;

          o our deposit into escrow of certain funds for environmental remediation costs in the event that we are unable to deliver "no further action" letters for the Forest Avenue, Mill Basin, Branhaven and Enfield properties; and

          o our delivery of certain environmental compliance documentation for the Foxborough, Enfield and Branhaven properties.

     Our obligation to complete the Kimco transaction is subject to the following conditions:

          o the approval of our stockholders of the plan of liquidation;

          o the material accuracy of Kimco's representations and warranties under the Kimco agreement;

          o the delivery by Kimco of all funds required to be delivered to us under the Kimco agreement;

          o the execution of the all of the documents required to be executed by Kimco under the Kimco agreement, including the partnership agreement;

          o the absence of any order or injunction, or pending or threatened proceeding seeking an order, prohibiting the Kimco transaction;

          o our receipt of any government or third party consents required of Kimco in connection with the Kimco transaction; and

          o the non-occurrence of certain Kimco bankruptcy-related events.

  Termination Rights and Fees under the Kimco Agreement

     The Kimco agreement contains the following provisions related to termination rights and fees.

-- Violations; Liens

          If the cost of remedying a notice of violation of applicable law or a notice asserting that work on any of our properties must be performed exceeds two percent (2%) of the allocable purchase price for the applicable property, or if the cost to satisfy all liens at a particular property exceeds three percent (3%) of the allocable purchase price for such property, Kimco's sole remedy will be to either:

          (1) waive the violations or liens, as applicable, and close on the affected property for the purchase price less an amount equal to two percent (2%) or three percent (3%), as applicable, of the applicable property's allocated purchase price; or

          (2) exclude the affected property from the scope of the Kimco agreement, reduce the aggregate purchase price in an amount equal to the allocable purchase price of the excluded property and close on the non-affected properties to be sold under the Kimco agreement.

          In the event Kimco elects (2) above, we will have the right to elect either to:

             (a) terminate the Kimco agreement and pay to Kimco approximately $4.0 million as liquidated damages, as well as the good faith deposits that Kimco has made under the Kimco agreement; or

             (b) cause the operating partnership to distribute to us or our designee its entire ownership interest in the affiliate that owns the affected property (in which event the affected property will become an excluded property), reduce the aggregate purchase price in an amount equal to the allocable purchase price of the excluded property and sell the non-affected properties to Kimco, in which event we will be free to sell the excluded property to any third party without liability to Kimco.

-- Representations and Warranties; Unacceptable Encumbrances

      If we fail to cure any material inaccuracies of our representations and warranties as required under the Kimco agreement, or are unable to remove (or obtain insurance against) any unacceptable encumbrances as required under the Kimco agreement, Kimco's sole remedy will be to either:

          (1) waive the material inaccuracy or unacceptable encumbrance, as applicable, and close on the applicable property without any set-off to the purchase price; or

          (2) postpone the closing of the applicable property (a "post-closing property" under the Kimco agreement).

          In the event Kimco elects (2) above, we will have the right to either:

             (a) terminate the Kimco agreement and pay to Kimco approximately $4.0 million as liquidated damages, as well as the good faith deposits that Kimco has made under the Kimco agreement; or

             (b) cause the operating partnership to distribute to us or our designee its entire ownership interest in the affiliate that owns the applicable property (in which event the applicable property will become a post-closing property) reduce the aggregate purchase price in an amount equal to the allocable purchase price of the post-closing properties and sell the non-affected properties to Kimco.

-- Casualty and Eminent Domain

          Under the Kimco agreement, if (a) a material part of any property is damaged or destroyed by fire or other casualty, or (b) a significant portion of any property is taken by eminent domain or condemnation, Kimco will have the right to exclude the damaged, taken or condemned property from the scope of the Kimco agreement, reduce the aggregate purchase price in an amount equal to the allocable purchase price of the excluded property and close on the non-affected properties. In the event Kimco elects to exclude the damaged, taken or condemned property, we will have the right to either:

          (1) terminate the Kimco agreement and pay to Kimco approximately
     $4.0 million as liquidated damages as well as the good faith deposits that Kimco has made under the Kimco agreement; or

          (2) cause the operating partnership to distribute to us or our designee its entire ownership interest in the affiliate that owns the damaged, taken or condemned property (in which event the damaged, taken or condemned property will become an excluded property), reduce the aggregate purchase price in an amount equal to the allocable purchase price of the excluded property and sell the non-affected properties to Kimco, in which event we will be free to sell the excluded property to any third party without liability to Kimco.

          In the event Kimco does not elect to exclude the damaged, taken or condemned property, the damage or destruction was of an immaterial part of the property, or the taking or condemnation was of an insignificant portion of the property, Kimco is required to close on the damaged property and is entitled (unless we repair the damage) to either (a) any applicable insurance proceeds and a credit to the purchase price of any applicable deductible, or (b) any proceeds received in connection with the taking or condemnation, as applicable.

-- Failure to Satisfy Closing Conditions

          If any condition to Kimco's obligation to close under the Kimco agreement is not satisfied within 200 days of the date we entered into the Kimco agreement with respect to one or more properties the allocable purchase price of which does not exceed $20.0 million, Kimco may either:

          (1) waive the failed closing condition and close on the subject property at the purchase price without any set-off; or

          (2) postpone the transfer of the subject property.

          In the event Kimco elects (2) above, we will have the right to elect either to:

          (1) terminate the Kimco agreement and pay to Kimco approximately
     $4.0 million as liquidated damages, as well as the good faith deposits that Kimco has made under the Kimco agreement; or

          (2) cause the operating partnership to distribute to us or our designee its entire ownership interest in the affiliate that owns the subject property (in which event the subject property will become a post-closing property), reduce the aggregate purchase price in an amount equal to the allocable purchase price of the post-closing properties, and transfer the non-affected properties to Kimco.

          If any condition to Kimco's obligations under the Kimco agreement is not satisfied within 200 days of the date we entered into the Kimco agreement with respect to two or more properties the allocable purchase price of which exceeds $20 million, we are required to deliver a notice to Kimco in which we may elect either to:

          (1) terminate the Kimco agreement and pay to Kimco approximately
     $4.0 million as liquidated damages, as well as the good faith deposits that Kimco has made under the Kimco agreement; or

          (2) offer to cause the operating partnership to distribute to us or our designee its entire ownership interest in the affiliate that owns the subject property (in which event the subject property will become a post-closing property), reduce the aggregate purchase price in an amount equal to the allocable purchase price of the post-closing properties and transfer the non-affected properties to Kimco.

     Within five days of Kimco's receipt of our notice of election of option
(2) described above, Kimco may either:

          (1) terminate the Kimco agreement and receive the return of the good faith deposits that Kimco has made under the Kimco agreement (but not the break up fee); or

          (2) close on the post-closing properties in accordance with the terms described below.

          Notwithstanding the foregoing, in the event that our stockholders have received a proxy statement setting a date for a stockholders meeting to vote upon the Kimco transaction within 30 days following the mailing of such proxy statement, and, in the event such meeting date has not occurred prior to the expiration of the 200 day period referenced above, then the 200 day period will be extended automatically for 20 additional business days, at the conclusion of which period the parties to the Kimco agreement will have the rights and remedies set forth in subsections (1) and
     (2) above.

          In the event a property becomes a "post-closing property" under any of the provisions of the Kimco agreement, the closing of the transfer of such post-closing property to Kimco will be postponed for up to six months, during which time:

          (1) we will not sell or agree to transfer the post-closing property other than to Kimco;

          (2) we will use our good faith efforts to satisfy the failed condition(s);

          (3) Kimco will have the right to close on the subject property on the terms set forth in the Kimco agreement, notwithstanding the failed condition;

          (4) if within ten days after we notify Kimco in writing that we have cured the failed condition(s), Kimco does not elect to close on the subject property (or fails to make an election), we will be free to sell the property to any third party without liability to Kimco; and

          (5) if any failed condition remains uncured at the end of six months following the closing, Kimco may either close on the subject property, notwithstanding the failed condition, or terminate the Kimco agreement with respect to that property, but Kimco will not be entitled to the break up fee or its good faith deposits.

          If either (a) Kimco has satisfied the conditions to our obligations under the Kimco agreement and we willfully refuse to close or satisfy a closing condition, or (b) we breach our representations and warranties with respect to the unitholder redemptions, Kimco's sole remedy will be to terminate the Kimco agreement and receive approximately $4.0 million as liquidated damages from us, as well as the good faith deposits that Kimco has made under the Kimco agreement.

          If we have satisfied the conditions to Kimco's obligations under the Kimco agreement and Kimco fails or willfully refuses to close, we may, as our sole remedy, retain the good faith deposits that Kimco has made under the Kimco agreement.

          Further, in the event any breakup fee is payable to Kimco under the Kimco agreement as set forth above, such fee will be reduced by an amount equal to four percent (4%) of the difference between (a) the aggregate purchase price of any properties transferred to Kimco and (b) the aggregate amount of debt assumed by Kimco on such properties.

  Post Closing Claims

          The Kimco agreement prohibits Kimco from making any post-closing claims against our affiliates, the members of the Pilevsky Group and the unitholders (other than those that are parties to the Kimco agreement) in connection with the Kimco agreement or the Kimco transactions, and Kimco expressly waived any claims against such parties and released such parties from any and all such liability.

          The Kimco agreement prohibits Kimco from making any post-closing claims against us and the parties to the Kimco agreement for any liability in connection with the Kimco agreement, the Prior Kimco agreement or the Kimco transactions unless:

          (1) the claim is brought (a) with respect to the Prior Kimco agreement, prior to December 31, 2000; and (b) with respect to the Kimco agreement, within six months of the closing of the Kimco transaction;

          (2) the applicable party has received timely notice from Kimco of, and a reasonable opportunity to cure, such breach; and

          (3) the aggregate damages to Kimco from such breaches are reasonably expected to exceed $100,000 (the amount for which Kimco shall be responsible).

          In no event will our collective post-closing liability for such claims exceed $2.5 million (for which we must provide reasonably acceptable insurance or a collateral account in such amount if we complete the liquidation within six months following the closing).

  Expenses

     Except as described above, all fees and expenses in connection with the Kimco transaction will be paid by the party incurring such expense.

THE PILEVSKY GROUP TRANSACTION

     The Pilevsky Group transaction is valued at $131.0 million in the aggregate and is comprised of the following:

          o the transfer of our interests in the following four shopping centers valued at approximately $120.0 million, encumbered by an aggregate of approximately $86.0 million in debt, in exchange for the redemption of 1,870,873 units held by members of the Pilevsky Group, pursuant to the Hialeah agreements:

PROPERTY                                   LOCATION
-----------------------------------------  -----------------------------------------
Mall on the Mile                           Hialeah, FL
Palm Springs Village                       Hialeah, FL
The Shops on 49th Street                   Hialeah, FL
Philips Plaza                              Hialeah, FL;

          o the sale of our redevelopment property in Lake Worth, Florida to Mr. Pilevsky or his designee for approximately $6.6 million in cash pursuant to the Lake Worth agreement; and

          o the sale of our redevelopment property on Third Avenue in New York, New York to members of the Pilevsky Group for approximately
            $4.0 million in cash, as adjusted pursuant to the Third Avenue agreement. This redevelopment property is encumbered by a $10.0 million first mortgage which will remain in place.

     The purchase price to be paid by members of the Pilevsky Group under the Third Avenue agreement will be adjusted so that the value per unit to be received by the members of the Pilevsky Group on the Pilevsky Group transaction, is equal to the amount per share we expect at the time of the closing of the Kimco transaction and the Pilevsky Group transaction to distribute to our stockholders in the liquidation. In the event that it is estimated at the closing that our stockholders will receive greater than or less than the estimated $18.25 per share expected to be received in the liquidation, the Pilevsky Group will be required to pay either less or more consideration for the Third Avenue property in an amount such that the per unit value received by members of the Pilevsky Group pursuant to the Hialeah agreements and the estimated per share value to be received by our stockholders in the liquidation will be the same. THE EFFECT OF THIS ADJUSTMENT IS THAT THE MEMBERS OF THE PILEVSKY GROUP WILL RECEIVE OUR BEST ESTIMATE AT THE CLOSING OF THE PILEVSKY GROUP TRANSACTION OF WHAT OUR STOCKHOLDERS WILL RECEIVE IN AGGREGATE LIQUIDATION DISTRIBUTIONS.

  Hialeah, Lake Worth and Third Avenue Agreements

     The Hialeah, Lake Worth and Third Avenue agreements contain customary representations and warranties by the operating partnership and our applicable affiliates relating to, among other things:

          o their organization, qualification and similar corporate matters;

          o their power and authority to enter into the applicable agreements and perform their respective obligations under the applicable agreements;

          o the absence of violation of their organizational documents, laws or their contracts;

          o the operating partnership's (or our affiliate's) ownership of the interest to be transferred under the applicable agreements free and clear of all liens and encumbrances;

          o the absence of any rights of preemptive, first refusal or similar rights related to the interests to be transferred under the applicable agreements;

          o the accuracy of the foregoing representations and warranties in all material respects.

     The foregoing representations and warranties are subject, in some cases, to specified exceptions and qualifications.

     The Hialeah, Lake Worth and Third Avenue agreements contain customary representations and warranties by the applicable members of the Pilevsky Group relating to, among other things:

          o their power and authority to enter into the applicable agreements and perform their respective obligations under the applicable agreements;

          o the absence of violations of law or defaults under their contracts which would have a material adverse effect upon the applicable transaction;

          o the accuracy of the foregoing representations and warranties in all material respects;

          o with respect to the Hialeah agreements only, the ownership of their units; and

          o with respect to the Hialeah agreements only, certain investment-related matters.

     The foregoing representations and warranties are subject, in some cases, to specified exceptions and qualifications.

  Other Material Terms

     We and our applicable affiliates have agreed under the Hialeah agreements from the date of the agreement to the closing date, to:

          o refrain from entering into, renewing, amending or terminating any lease or other document affecting the Hialeah properties without the Pilevsky Group's prior written consent (which is not to be unreasonably withheld or delayed);

          o refrain from entering into any maintenance or similar agreement affecting the Hialeah properties not terminable within 30 days; and

          o to maintain and repair the Hialeah properties in the normal course of business.

     In addition, the Hialeah, Third Avenue and Lake Worth agreements provide that:

          o the Pilevsky Group will take the applicable properties (or interests therein) on an "as-is where-is and with all faults basis," subject to the other provisions in the agreements;

          o the members of the Pilevsky Group will release us, the operating partnership and its affiliates (the "releasees") from all claims relating to the applicable properties (or interests therein) or arising under the applicable agreements that they may now have or later acquire against the releasees;

          o with respect to the Hialeah agreements only, we and the operating partnership will release the members of the Pilevsky Group and its affiliates from all claims arising under the Hialeah agreements that we or they may now have or later acquire against the members of the Pilevsky Group and their affiliates.

  Conditions to the Pilevsky Group Transaction

     The Pilevsky Group's obligation to complete the Pilevsky Group transaction is subject to a number of conditions, including the following:

          o the accuracy of the operating partnership's representations and warranties under the applicable agreements in all material respects;

          o the receipt of all required consents and approvals of governmental authorities and third parties under applicable agreements of the operating partnership and our applicable affiliates;

          o the nonoccurrence of certain bankruptcy-related events related to the operating partnership or our applicable affiliates;

          o the satisfaction or waiver of all material conditions to the Kimco transaction;

          o with respect to certain Hialeah agreements only, the operating partnerhip's sole ownership of certain entities formed in connection with the Hialeah properties;

          o with respect to the Hialeah agreements only, the absence of any pending or threatened litigation or other proceeding which would materially and adversely affect the Hialeah properties or the interests being assigned to the Pilevsky Group;

          o with respect to the Hialeah agreements only, the existence of not less than approximately $60.1 million in total debt encumbering the Hialeah properties and the allocation to certain members of the Pilevsky Group of sufficient amount of debt so that such members do not recognize any taxable gain as a result of the Pilevsky Group transaction;

          o with respect to the Hialeah agreements only, the existence of not less than approximately $34.3 million in total equity value of the Hialeah properties; and

          o with respect to the Hialeah agreements only, the redemption of the general partnership interests in the applicable affiliate.

          o with respect to the Hialeah agreements only, the approval of our stockholders of the plan of liquidation;

     Our obligation to complete the Pilevsky Group transaction is subject to the following conditions:

          o the material accuracy of the Pilevsky Group's representations and warranties under the applicable agreements;

          o the receipt of all required consents and approvals of governmental authorities and third parties under applicable agreements of the Pilevsky Group;

          o the nonoccurrence of certain bankruptcy-related events related to members of the Pilevsky Group;

          o the absence of termination of the applicable agreements;

          o the satisfaction or waiver of all material conditions to the Kimco transaction; and

          o with respect to the Hialeah agreements only, the absence of any pending or threatened proceeding which would materially and adversely affect the units being redeemed under the Hialeah agreements;

          o with respect to the Hialeah agreement pertaining to Philip Pilevsky only, the execution by Philip Pilevsky of a guaranty of the debt encumbering the Hialeah properties; and

          o with respect to the Hialeah agreements only, the approval of our stockholders of the plan of liquidation.

     The Pilevsky Group transaction will be completed in two or more stages, one of which will close at least one day prior to the closing date for the Kimco transaction. Certain unitholders holding units representing 6.0% of the outstanding units are not party to the Pilevsky Group transaction. Those unitholders, who have no voting rights with respect to the charter amendment proposal or the plan of liquidation, have all elected to receive either cash or equity interests in KIR Portfolio.

THE OTHER TRANSACTIONS

     We have listed for sale the following seven of our shopping centers with Kmart as a tenant, comprising an aggregate of approximately 695,000 square feet of leasable space, for an aggregate asking price of $41.5 million:

PROPERTY                                   LOCATION
-----------------------------------------  -----------------------------------------
Kmart Sacramento Center                    Sacramento, California
Kmart Atwater Shopping Center              Atwater, California
Pennyrile Marketplace                      Hopkinsville, Kentucky
North Star Shopping Center                 Alexandria, Minnesota
McHenry Commons                            McHenry, Illinois
Reedley Shopping Center                    Reedley, California
Port Angeles Shopping Center               Port Angeles, Washington

     Although we expect to complete the sale of the above properties in the third or fourth quarter of 2000, we cannot assure you that we will complete the sale at such time or at the prices we are asking or on satisfactory terms, if at all. If any of the seven shopping center properties remain unsold as of the date of the special meeting and the plan of liquidation is approved, then the remaining properties will be sold pursuant to the plan of liquidation.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material United States federal income tax considerations that may be relevant to you from the transactions described in this proxy statement. Pryor Cashman (referred to in this section as "counsel"), which had acted as our tax counsel in connection with our formation and our election to be taxed as a REIT for United States federal income tax purposes, has reviewed the following discussion and is of the opinion that it fairly summarizes the United States federal income tax considerations that are likely to be material to you. This discussion and such opinion are based on current law and assumes that we have, at all times throughout our existence, and will continue to until our liquidation, qualify as a REIT for United States federal income tax purposes. Counsel is not aware of any facts or circumstances that are inconsistent with this assumption, although counsel has not reviewed, nor will it review, our compliance with the various tests that we must satisfy for qualification as a REIT for United States federal income tax purposes. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor does it discuss all of the aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealer, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the United States federal income tax laws. YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU FROM THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT AND YOUR RECEIPT OF DISTRIBUTIONS FROM US IN THE LIQUIDATION.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND OUR
STOCKHOLDERS

     TAX CONSEQUENCES TO THE COMPANY. In the Prior Kimco transaction, certain subsidiary partnerships and limited liability companies of our affiliated operating partnership (each, a "Selling Subsidiary") sold seven properties (each, a "Group A Property") to Kimco for total consideration of approximately $67.3 million in cash and assumption of indebtedness ("Total Purchase Price") which is allocated, under the Purchase and Sale Agreement, to the Group A Properties as follows: $18.6 million to the Munsey Park Property; $9.5 million to the Glen Cove Property; $9.7 million to the Yonkers Property; $3.8 million to the Freeport Property (Henry Street); $12.25 million to the Orlando Property; $11.8 million to the Key Largo Property; and $1.675 to the Lake Mary Property. Each Selling Subsidiary owner of a Group A Property will recognize gain or loss for United States federal income tax purposes on the sale of its Group A Property equal to the difference between the amount of the total consideration allocated to such property and the Selling Subsidiary's adjusted basis in such property immediately prior to the sale. As entities that are treated as either partnerships or are "disregarded" (whether because they constitute single member limited liability companies or "qualified REIT subsidiaries") for United States federal income tax purposes, neither a Selling Subsidiary, our affiliated operating partnership nor any Philips QRS owner of an interest in such Selling Subsidiary will be subject to tax on their respective allocable shares of any such gain or loss recognized by a Selling Subsidiary. As the general partner of our affiliated operating partnership, we will recognize our allocable share of any of the gain or loss that is allocable to our affiliated operating partnership and will recognize the entire amount of any such gain or loss that is allocated to a Philips QRS.

     We will also recognize gain or loss on the sale of our operating partnership units to Kimco equal to the difference between our "amount realized" from the sale and our "adjusted tax basis" in such units. Our "amount realized" will include the amount of cash that we receive from Kimco in the sale plus our share of the operating partnership's liabilities immediately prior to the sale. Our "adjusted tax basis" in our affiliated operating partnership will also include our share of our affiliated operating partnership's liabilities immediately prior to the sale.

     In general, as a REIT, we are not subject to United States federal corporate income tax on the portion of our taxable income that we currently distribute to our stockholders in distributions that are eligible for the dividends paid deduction ("DPD"). Distributions eligible for the DPD include (1) in the case of amounts distributed in liquidation, the part of such distribution which is properly chargeable to earnings and profits accumulated after February 28, 1913; and (2) in the case of a complete liquidation of a corporation occurring within 24 months after the adoption by a corporation of a plan of liquidation, any distribution within such period pursuant to such plan to the extent of the earnings and profits (computed without regard to capital losses) of such corporation for the taxable year in which such distribution is made. In addition, under
Section 562(e) of the Code, in the case of a REIT, in determining the amount of dividends under Section 316 of the Code for purposes of computing the DPD, the earnings and profits of such REIT are increased for any taxable year by the total amount of gain, if any, on the sale or exchange of real property by the REIT during such taxable year.

     We expect to completely liquidate within 24 months after our adoption of our plan of liquidation, in which case any liquidating distributions that we make to our stockholders within such 24-month period pursuant to such plan will, to the extent of our earnings and profits (computed without regard to our capital losses) for the taxable year in which any such distributions are made, be treated as dividends for purposes of computing our DPD. For this purpose, for our taxable year in which we make the liquidating distributions to our stockholders, our earnings and profits will include any gain that we and the Philips QRSs are allocated on the sale of the Group A Properties and any gain that we recognize on the sale of our operating partnership units to Kimco. We believe that our liquidating distributions to our stockholders will qualify for the DPD and that the amount of the DPD will exceed our taxable income or gain. Accordingly, we believe that we will not be subject to United States federal corporate income tax for our taxable year in which we liquidate.

     TAX CONSEQUENCES TO OUR STOCKHOLDERS. The United States federal income tax consequences to you upon our liquidation and your receipt of liquidating distributions from us are not entirely certain. This uncertainty arises from the interplay between the normal REIT distribution rules and the general rule under
Section 331 of the Code. In general, Section 331 provides that the amount received by a stockholder in a distribution in complete liquidation of a corporation is treated as in full payment in exchange for such stockholder's stock in such corporation.

     Counsel believes that the general rule under Section 331 of the Code governs the United States federal income tax consequences to our stockholders upon our liquidation and their receipt of liquidating distributions from us. First, the regulations promulgated under the REIT provisions of the Code provide that the rules of Section 331 of the Code apply to determine the character of liquidating distributions received by a stockholder of a REIT. Second, in at least one private letter ruling, the Internal Revenue Service ("IRS") had noted that although a liquidating distribution may be treated as a dividend by a REIT for purposes of the DPD, at the stockholder level, such distribution is treated as an amount received in full payment in exchange for stock. In this ruling, the IRS ruled that the liquidating distributions received by the REIT's stockholders were not characterized as dividends in their hands, but as payments in exchange for their stock. However, it should be noted that a private letter ruling is not authority and may only be relied upon by the taxpayer requesting such ruling. Moreover, a private letter ruling does not preclude the IRS from taking a contrary position with respect to us or our stockholders.

     Accordingly, you will recognize gain or loss for United States federal income tax purposes upon receipt of liquidating distributions equal to the difference between the amount of liquidating distributions received by you and your adjusted basis in your stock. Such gain or loss will constitute a capital gain or loss if you have held your stock as a capital asset and as a long-term capital gain or loss if you have held your stock for more than one year at the time of your receipt of the liquidating distributions. As a result of the Taxpayer Relief Act of 1997 and the Internal Revenue Service Restructuring and Reform Act of 1998 (together, the "Act"), the maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is 20%, although a 25% maximum tax rate is imposed on the portion of such gains attributable to the prior depreciation claimed in respect of depreciable real property held for more than one year and not otherwise treated as ordinary "recapture" income under
Section 1250 of the Code. The Secretary of the Treasury has the authority to prescribe appropriate regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Pursuant to this authority, the Secretary of the Treasury had issued proposed regulations on August 9, 1999 relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships, S corporations and trusts, but not of interests in REITs. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from our liquidation and your receipt of liquidating distributions from us. A corporate stockholder that has held its stock for more than one year will be subject to a 35% maximum tax rate on its capital gains recognized as a result of our liquidation and its receipt of liquidating distributions from us. In general, any loss recognized by a stockholder that has held its stock for six months or more after applying the holding period rules will be treated as a long-term capital loss to the extent of distributions received by the stockholder from us that were required to be treated as long-term capital gains.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS

     The rules governing United States federal income taxation of stockholders that are nonresident alien individuals, foreign corporations, foreign partnerships and other foreign persons (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made in this proxy statement to provide more than a limited summary of such rules. A Non-U.S. Stockholder should consult with its own tax advisor to determine the impact of United States federal, state and local income tax laws with regard to our liquidation and its receipt of liquidating distributions from us. Accordingly, this discussion does not address all aspects of United States federal income taxation, nor state, local or foreign tax consequences (including treaty benefits, if any, that may be available in certain instances), that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances.

     TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS UNDER THE FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT OF 1980 ("FIRPTA"). In general, Section 897 of the Code requires a Non-U.S. Stockholder that disposes of a "United States real property interest" ("USRPI") to treat any gain or loss from such disposition as gain that is effectively connected with the conduct of a trade or business within the United States or as loss that is allocable to such gain. A USRPI includes an interest in real property in the United States and any interest other than that of a creditor in a domestic corporation that is a "United States real property holding corporation".

     As noted above, we intend to treat our liquidating distributions to our stockholders as distributions eligible for the DPD and, from our stockholders' perspective (including Non-U.S. Stockholders), as payments made in exchange for their stock. Accordingly, gain recognized by a Non-U.S. Stockholder on its receipt of liquidating distributions would be subject to FIRPTA taxation only if its stock constitutes a USRPI. The stock will only constitute a USRPI if we are not a "domestically controlled REIT". We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders. We believe that, currently, we are a domestically-controlled REIT and, therefore, a Non-U.S. Stockholder's receipt of liquidating distributions from us will not be subject to taxation under FIRPTA. However, because our shares are, and will continue to be, publicly-traded, we cannot guarantee that we will, through to the date of our final liquidating distributions, continue to be a domestically-controlled REIT.

     Even if we do not qualify as a domestically-controlled REIT at the time that we make our liquidating distributions to our Non-U.S. Stockholders, any gain of a Non-U.S. Stockholder resulting from its receipt of liquidating distributions from us will still not be subject to FIRPTA tax if: (1) the Non-U.S. Stockholder's stock is considered regularly traded under applicable Treasury Regulations on an established securities market (e.g., the New York Stock Exchange), and (2) the Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of our total outstanding stock throughout the period that the Non-U.S. Stockholder has held its stock (or, if shorter, the five-year period ending on the date of the Non-U.S. Stockholder's receipt of the final liquidating distribution from us).

     If a Non-U.S. Stockholder were to recognize any gain on its receipt of liquidating distributions and such gain were subject to taxation under FIRPTA, then the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable domestic stockholder, subject to any applicable alternative minimum tax, possible withholding tax, special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of corporate Non-U.S. Stockholders in the absence of treaty relief or exemption.

     UNITED STATES INCOME TAX CONSEQUENCES TO NON-U.S. STOCKHOLDERS OTHER THAN UNDER FIRPTA. Gain recognized by a Non-U.S. Stockholder upon our liquidation and its receipt of liquidating distributions from us which is not otherwise subject to taxation under FIRPTA will nonetheless be subject to United States federal income tax if (1) the Non-U.S. Stockholder's investment in its stock is "effectively connected" with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as a domestic stockholder with respect to such gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax; or (2) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a 'tax home' in the United States, in which case the Non-U.S. Stockholder will be subject to a 30% tax on his or her net capital gains for the taxable year.

     BACKUP WITHHOLDING AND INFORMATION REPORTING CONSEQUENCES TO
STOCKHOLDER. Generally, we must report annually to the Internal Revenue Service and to our stockholders the amount of dividends paid during each calendar year, and the amount of any tax withheld. Information reporting requirements may apply even if withholding is not required. Copies of these information reporting returns also may be made available, under provisions of an applicable income tax treaty or agreement, to the tax authorities in the country in which a Non-U.S. Stockholder is resident.

     In general, under the backup withholding rules, a domestic stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the stockholder: is a corporation or comes within other exempt categories, and when required, demonstrates this fact; furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form; or otherwise complies with applicable requirements of the backup withholding rules.

     As noted above, we intend to treat the liquidating distributions that we make to you as payments made in exchange for your stock. Accordingly, as a general matter, backup withholding and information reporting will not apply to a payment of the liquidating proceeds in respect of stock held by or through a foreign office of a foreign broker. However, information reporting, but currently not backup withholding, will apply to a payment of such proceeds in respect of stock held by a foreign office of a broker that: (1) is a United States person for United States federal income tax purposes; (2) is a non-United States person that derives 50% or more of its gross income for applicable periods from the conduct of a trade or business in the United States; (3) is a "controlled foreign corporation," which, in general, is a foreign corporation that is controlled by United States stockholders; or (4) for payments made after December 31, 2000, a foreign partnership with relevant United States connections.

     If, however, the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and other conditions are met or the stockholder otherwise establishes an exemption, information reporting will not apply. Payment to or through a United States office of a broker of the liquidating proceeds in respect of stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes entitlement to an exemption. According to Treasury Regulations currently due to be removed effective January 1, 2001, although backup withholding does not currently apply to a payment of liquidation proceeds by or through a non-United States office of a United States broker, this rule is still under consideration by the Internal Revenue Service. Any change to this rule, however, will only be on a prospective basis. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

     A Non-U.S. Stockholder should consult its own advisor regarding the application and effect of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after December 31, 2000.

STATE AND LOCAL TAXES

     Our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they transact business or reside. The state and local tax treatment of our stockholders may not conform to the United States federal income tax consequences discussed above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws on the transactions described herein and on the receipt of the liquidating distributions from us.

                    PARTIES TO THE LIQUIDATION TRANSACTIONS

PHILIPS INTERNATIONAL REALTY CORP.

     We are a self-advised, New York based real estate investment trust. For more than 16 years, we and our predecessors have been engaged in the ownership, development and acquisition for redevelopment concentrated in two major, densely-populated east coast regions--the New York, Northern New Jersey, Long Island and Connecticut metropolitan area and the Miami-Fort Lauderdale metropolitan area. As of June 30, 2000, our portfolio consisted of interests in 28 retail properties and two development sites, encompassing 3.9 million square feet of gross leasable area. Twenty-one
(21) of our properties are anchored by national or regional supermarkets or discount department stores. We are currently structured as an umbrella partnership real estate investment trust. We completed our initial public stock offering in May 1998 and our shares are traded on the New York Stock Exchange under the symbol PHR.

KIMCO INCOME OPERATING PARTNERSHIP, L.P.

     Kimco, a private Delaware limited partnership based in New Hyde Park, New York, is a joint venture among Kimco Realty Corporation, one of the largest publicly-traded real estate investment trusts in the country, the New York State Common Retirement Fund and certain other institutional partners. As of June 30, 2000, Kimco's real estate portfolio includes 22 retail properties. Kimco's properties total 5.4 million square feet and are located in 14 states.

THE PILEVSKY GROUP

     The Pilevsky Group consists of Philip Pilevsky, our chairman and chief executive officer, his sister Sheila Levine, our chief operating officer, and certain of their affiliates and family members.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The members of our senior management have informed us that they intend to vote their aggregate 502,274 shares of common stock for the approval of the charter amendment proposal and the plan of liquidation. Set forth below is certain information as of June 30, 2000, for (1) our directors, (2) our executive officers and (3) our directors and executive officers as a group:

                                                                                                               PERCENTAGE
                                                                                                               OF SHARES
                                                                                                               OUTSTANDING
                                                                                                 PERCENTAGE     (ON A
                                                                                                 OF SHARES      FULLY-
                                                                FIRST      TERM     NUMBER OF    OUTSTANDING   DILUTED
NAME AND POSITION(1)                                      AGE   ELECTED   EXPIRES   SHARES(2)     (%)(3)       BASIS)(%)(4)
--------------------------------------------------------  ---   -------   -------   ---------    -----------   -----------

Philip Pilevsky, Chairman of the Board of Directors and
  Chief Executive Officer...............................  53      1997      2001    2,045,554(7)     22.6          20.0

Louis J. Petra, President and Director..................  46      1997      2002     82,143(8)        1.1             *

Sheila Levine, Chief Operating Officer, Executive Vice
  President, Secretary and Director(5)..................  42      1997      2000    265,018(9)        3.5           2.6

Brian J. Gallagher, Acquisitions Director...............  43        --        --    20,954(10)          *             *

Carl E. Kraus, Chief Financial Officer..................  52        --        --    12,449(11)          *             *

Elise Jaffe, Director(6)................................  44      1997      2002     7,667(12)          *             *

Robert S. Grimes, Director(5)...........................  55      1997      2001    19,467(13)          *             *

Arnold S. Penner, Director(5)...........................  63      1997      2001    16,667(14)          *             *

A. F. Petrocelli, Director(6)...........................  56      1997      2000    63,767(15)          *             *
                                                                                    ---------

All directors and executive officers as a group.........  --        --        --    2,533,686        27.0          24.8
                                                                                    =========

------------------

 *     Beneficial Ownership of less than 1 percent is omitted.
(1) Certain of our executive officers and directors beneficially own approximately 17.7 percent of the total 25.2 percent aggregate limited partnership interests in the operating partnership. The limited partners of the operating partnership share with us, (we hold a 74.8 percent general partnership interest in the operating partnership), in the net income or loss and any distributions of the operating partnership. Pursuant to the partnership agreement of the operating partnership, limited partnership interests are redeemable into shares of our common stock on a one-for-one basis. Such units will be redeemed, at our option and in our sole discretion, either for shares of common stock on a one-for-one basis (subject to certain anti-dilution adjustments and exceptions) and/or cash (based on the fair market value of an equivalent number of shares of our common stock at the time of redemption).
(2) Except as otherwise noted below, all shares of our common stock are owned beneficially by the individual listed with sole voting and/or investment power.
(3) Assumes redemption of only the limited partnership interests in the operating partnership beneficially owned by such owner into shares of our common stock and the exercise of vested options held only by such owner.
(4) Assumes the redemption of all outstanding limited partnership interests in the operating partnership into shares of our common stock and the exercise of all vested options.
(5)    Member of the compensation committee of the board.
(6)    Member of the audit committee of the board.
(7) Includes 344,695 shares of common stock, 160,000 vested options and 1,540,859 units.
(8)    Includes 57,143 shares of common stock and 25,000 vested options.
(9) Includes 2,800 shares of common stock, 66,667 vested options and 195,551 units.
(10)   Includes 4,287 shares of common stock and 16,667 vested options.
(11)   Includes 12,449 shares of common stock.
(12)   Includes 1,000 shares of common stock and 6,667 vested options.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(13) Includes 12,800 shares of common stock and 6,667 vested options. (11,400 shares of common stock were purchased by SEJ Properties, L.P. of which Mr. Grimes is the president/treasurer and a shareholder of the general partner, SEJ Properties, Inc. 1,400 shares of common stock were purchased by Mr. Grimes' spouse, Ellen Grimes.)
(14)   Includes 10,000 shares of common stock and 6,667 vested options.
(15)   Includes 57,100 shares of common stock and 6,667 vested options.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

     The following table sets forth information as of June 30, 2000 with respect to each person who is known by us, in reliance on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"), to own beneficially more than 5% of our common stock. Except as otherwise noted below, all shares of common stock are owned beneficially by the individual listed with sole voting and/or investment power.

                                                                                                        PERCENTAGE
                                                                                   AMOUNT AND NATURE    OF SHARES
NAME OF                                                                            OF BENEFICIAL        OUTSTANDING
BENEFICIAL OWNER                                                                     OWNERSHIP           (%)(2)
--------------------------------------------------------------------------------   -----------------    -----------
The Philips Group(1)............................................................       2,447,452           25.93%
Heitman/PRA Securities Advisors LLC(3)..........................................         985,678           13.43%
LaSalle Investment Management, Inc. and LaSalle Investment Management
  (Securities), L.P.(4).........................................................         737,200           10.04%

------------------

(1) Address: 417 Fifth Avenue, New York, New York 10016. The Philips Group (not a legal entity) is composed of certain of our directors and executive officers and their immediate families and related trusts. Share information is furnished in reliance on the Schedule 13G dated February 14, 2000 of The Philips Group filed with the SEC, which represents holdings as of December 31, 1999. This number represents shares for which The Philips Group has shared dispositive and voting power, and includes units redeemable for shares of our common stock and vested options to purchase shares of common stock.

(2) The total number of shares outstanding used in calculating this percentage does not include 2,472,395 shares reserved for issuance upon redemption or conversion of outstanding units or 852,550 shares reserved for issuance upon the exercise of stock options granted or reserved for possible grant to certain of our employees and directors of the Company, except in all cases where such units are owned by the reporting person or group. Of the 2,472,395 shares reserved for issuance upon redemption of outstanding units, 1,873,289 shares, or 19% of the total number of shares outstanding or reserved for issuance, are reserved for issuance upon redemption or conversion of outstanding units that are owned by our executive officers, directors, their immediate family members and related trusts. Of the 852,550 shares reserved for issuance upon the exercise of stock options, 555,000 shares, or 65% of the total number of shares reserved for issuance, are reserved for the exercise of options held by executive officers and directors. This information is as of June 30, 2000.

(3) Address: 180 North LaSalle Street, Suite 3600, Chicago, IL 60601. Heitman/PRA Securities Advisors LLC ("Heitman") takes the position that such shares are held for investment advisory clients and that Heitman disclaims beneficial ownership of those shares. Share information is furnished in reliance on Schedule 13G/A filed January 12, 2000 with the SEC, which represents holdings as of December 31, 1999. This number includes 985,678 shares for which Heitman has sole dispositive and voting power.

(4) Address: 200 East Randolph Drive, Chicago, IL 60601. Share information is furnished in reliance on Schedule 13G filed with the SEC on February 10, 2000, which represents holdings as of December 31, 1999.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is listed on the New York Stock Exchange. The following table sets forth, for the fiscal quarters indicated, the high and low trading prices per share of our common stock as quoted on the New York Stock Exchange composite tape.

                                                                                      HIGH        LOW
                                                                                     -------    -------
1998:
  First Quarter...................................................................   $   N/A    $   N/A
  Second Quarter..................................................................   $17.75     $16.50
  Third Quarter...................................................................   $17.50     $13.875
  Fourth Quarter..................................................................   $15.812    $14.188

1999:
  First Quarter...................................................................   $15.875    $13.062
  Second Quarter..................................................................   $16.938    $13.688
  Third Quarter...................................................................   $17.125    $15.00
  Fourth Quarter..................................................................   $16.625    $15.50

2000:
  First Quarter...................................................................   $16.812    $14.562
  Second Quarter..................................................................   $17.50     $16.00
  Third Quarter (through August 31, 2000).........................................   $17.375    $16.875

     On May 8, 1998, we completed an initial public offering of 7.2 million shares of our common stock at $17.50 per share, generating net proceeds of approximately $113.0 million. Since our initial public offering, we have not completed an underwritten public offering of our securities which was registered under the Securities Act of 1933 or exempt from registration under Regulation A under the Securities Act.

     On October 12, 1999, the last trading day prior to the public announcement of our decision to explore strategic alternatives, the closing sale price of our common stock reported on the New York Stock Exchange was $15.63 per share and the high and low trading prices per share of our common stock as quoted on the New York Stock Exchange Composite tape were $15.75 and $15.63, respectively. On August 31, 2000, the most recent practicable date prior to the printing of this proxy statement, the closing price of our common stock reported on the New York Stock Exchange was $17.00. You are urged to obtain current market quotations for our common stock prior to making any decision with respect to the proposed liquidation.

     If stockholders approve the plan of liquidation, we expect to make, in lieu of the regular quarterly dividend, two or more liquidating distributions as soon as practicable. Our board intends to suspend the payment of quarterly dividends beginning in the third quarter 2000, pending the outcome of the special meeting.

     As of the record date, there were 7,340,474 holders of record of our common stock, as shown on the records of our transfer agent.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     o certain statements, including possible or assumed future results of operations of Philips International, contained in "The Plan of Liquidation--Background of the Plan of Liquidation;" "--Recommendation of the Special Committee and the Board of Directors; Reasons for the Liquidation" and "--Opinions of Financial Advisors," including any forecasts, projections and descriptions of anticipated cost savings referred to therein, and certain statements incorporated by reference from documents filed by us with the SEC and any statements made herein or therein regarding future cash flows, future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income or the effects of the liquidation;

     o any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "estimates," "projects" or similar expressions; and

     o other statements contained or incorporated by reference herein regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date hereof.

     Among the factors that could cause actual results to differ materially are:

     o uncertainties relating to our property portfolio;

     o uncertainties relating to our operations;

     o uncertainties relating to the implementation of our liquidation strategy;

     o uncertainties relating to domestic and international economic and political conditions;

     o uncertainties regarding the impact of regulations, changes in government policy and industry competition; and

     o other risks detailed from time to time in our reports filed with the SEC.

     The cautionary statements contained or referred to in this proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Please refer to our SEC filings for a description of such factors.

                               OTHER INFORMATION

PROPOSALS BY STOCKHOLDERS OF PHILIPS INTERNATIONAL

     If we complete the liquidation, we will no longer have public stockholders or any public participation in our stockholder meetings. If the plan of liquidation is not approved, we intend to hold our next annual stockholder meeting in May 2001, at which time the stockholders will elect our Class II and Class III directors. In that case, you would continue to be entitled to attend and participate in our stockholder meetings.

     If the plan of liquidation is not approved, any stockholder proposal that is submitted to us for inclusion in our proxy statement for our annual meeting in 2001 pursuant to Rule 14a-8 under the Exchange Act must be received by us before the close of business on January 19, 2001.

     If you intend to present a proposal at our annual meeting in 2001 but do not intend to have your proposal included in our proxy statement, you must notify us on a timely basis of your intent to present such proposal at the meeting. To be timely, your notice must be delivered to us either by personal delivery or by U.S. mail, postage prepaid, to our Corporate Secretary at the address under "Where You Can Find More Information," not earlier than the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the date on which public announcement of the date of such meeting is first made by us. In addition, your notice must otherwise comply with the requirements of our by-laws. If you would like a copy of our by-laws, we will furnish one without charge upon your written request to our Corporate Secretary.

     SEC rules establish standards as to which stockholder proposals are required to be included in a proxy statement for an annual meeting. We will only consider proposals meeting the requirements of applicable SEC rules.

INDEPENDENT AUDITORS

     The consolidated financial statements incorporated in this proxy statement by reference from our Annual Report on Form 10-K for the year ended
December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon.

WHERE YOU CAN FIND MORE INFORMATION

     As required by law, we file reports, proxy statements and other information with the SEC. You may read and copy this information at the following offices of the SEC:

Public Reference Room              New York Regional Office           Chicago Regional Office
450 Fifth Street, N.W.             7 World Trade Center               500 West Madison Street
Room 1024                          Suite 1300                         Suite 1400
Washington, D.C. 20549             New York, New York 10048           Chicago, Illinois 60661

     For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. You may obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may also access some of this information via the World Wide Web through the SEC's Internet address at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange, and materials may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supercede the information in this proxy statement.

     We incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. We also incorporate by reference into this proxy statement the following documents that we filed with the SEC (File No. 0-23463) under the Exchange Act:

     o our Annual Report on Form 10-K for the year ended December 31, 1999, as amended;

     o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

     o our Current Reports on Form 8-K dated April 28, 2000.

     All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting will be deemed to be incorporated by reference into this proxy statement and to be a part of the proxy statement from the date of filing of those documents.

     You should rely only on the information contained in (or incorporated by reference into) this proxy statement. We have not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated
September 8, 2000. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

     Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

         Philips International Realty Corp.
         417 Fifth Avenue
         New York, New York 10016
         Attention: Corporate Secretary
         Telephone: (212) 545-1100

     If you would like to request documents from us, please do so by September 19, 2000 in order to ensure timely receipt before the special meeting.

                                                                       EXHIBIT A

                       PHILIPS INTERNATIONAL REALTY CORP.
                                    PLAN OF
                          LIQUIDATION AND DISSOLUTION

                            ------------------------

     The Board of Directors of Philips International Realty Corp., a Maryland corporation (the "Corporation"), deems it advisable and in the best interests of the stockholders of the Corporation to wind up the affairs of the Corporation and to liquidate and dissolve the Corporation in accordance with this Plan of Liquidation and Dissolution (the "Plan")

     Subject to the approval of the stockholders of the Corporation and effective with the date of such approval, the Corporation hereby adopts the following Plan to liquidate and dissolve the Corporation in accordance with
Section 331 of the Internal Revenue Code of 1986, as amended, and in accordance with Maryland General Corporation Law.

     1. The Corporation, acting for itself or in its capacity as general partner of Philips International Realty, L.P., a Delaware limited partnership (the "Operating Partnership"), as appropriate, is authorized to enter into and perform its obligations and the obligations of the Operating Partnership and the Affiliated Parties (as hereinafter defined under) the following contracts (the "Agreements") relating to the disposition of assets: (i) Redemption Agreements by and among the Operating Partnership and the members of the Pilevsky Group and (ii) Asset Contribution, Purchase and Sale Agreement by and among the Operating Partnership, the Corporation, Certain Affiliated Parties Signatory thereto (the "Affiliated Parties"), KIR Acquisition, LLC, a Delaware limited liability company and KIR Income Operating Partnership, L.P., a Delaware limited partnership.

     2. The Corporation, acting for itself or in its capacity as general partner of the Operating Partnership, as appropriate, is authorized to sell any and all assets of the Corporation and the Operating Partnership remaining after the consummation of the transactions contemplated by the Agreements for such consideration and upon such terms as the Board of Directors of the Corporation may deem advisable.

     3. The Corporation, acting for itself or in its capacity as general partner of the Operating Partnership, as appropriate, shall act in a manner as to obtain the best possible price for the assets of the Corporation to be sold so as to maximize the amounts distributable to stockholders upon the liquidation and dissolution of the Corporation.

     4. The directors and officers of the Corporation are authorized and directed to proceed promptly to wind up the affairs of the Corporation; collect its assets; convey and dispose of such of its assets as are not to be distributed in kind to its stockholders; pay or otherwise adequately provide for all of its liabilities and obligations; pay all the Corporation's expenses incidental to this Plan, including all counsel fees, accountant's fees, and such other fees and taxes as are necessary to effectuate this Plan; and, following such payment of or provision for its liabilities and obligations, distribute all the remaining assets of the Corporation, either in cash or in kind, to the stockholders, in cancellation of their stock. Upon the complete distribution of all the assets of the Corporation, all shares of issued and outstanding shares of preferred stock and common stock of the Corporation shall no longer be deemed outstanding and all rights of the holders thereof as stockholders of the Corporation shall cease and terminate.

     5. The Corporation, acting for itself or in its capacity as general partner of the Operating Partnership, as appropriate, is authorized, but not required, to establish a reserve in a reasonable amount to be determined by the Board of Directors within its discretion, to meet known liabilities and liquidating expenses and estimated unascertained or contingent liabilities and expenses, if the Board of Directors of the Corporation deems such a reserve desirable.

     6. The directors and officers of the Corporation are authorized and directed, when appropriate, to file Articles of Dissolution with the Department of Assessments and Taxation of the State of Maryland pursuant to Section 3-407 of the Maryland General Corporation Law and to take all other appropriate and necessary action to dissolve the Corporation under Maryland law.

     7. The directors of the Corporation are authorized and directed to execute, deliver and file such documents, incur and pay any such fees and taxes or other expenses, and take any other such action as they may deem necessary and desirable to effectuate the liquidation and dissolution of the Corporation pursuant to this Plan.

     8. The Corporation shall cease the transaction of all business as soon as practicable following the approval of the plan of liquidation by our stockholders.

     9. The current Board of Directors shall continue in charge of the affairs of the Corporation until the liquidation and dissolution of the Corporation is complete, and shall take such further action as may be necessary and proper to wind up the affairs of the Corporation.

     10. The Plan shall become effective upon its formal adoption by the stockholders of the Corporation.

     11. The validity, interpretation, and performance of this Plan shall be controlled by and construed under the laws of the State of Maryland.

                                                                       EXHIBIT B

April 17, 2000

Philips International Realty Corp.
417 Fifth Avenue
New York, NY 10016

Members of the Board of Directors,

We understand that (i) Philips International Realty Corp., a Maryland corporation, ("Philips") Philips International Realty, L.P., a Delaware limited partnership, and certain affiliated parties (collectively, the "Sellers") and
(ii) KIR Income Operating Partnership, L.P., a Delaware limited partnership, and KIR Acquisition, LLC, a Delaware corporation, (collectively, the "Purchaser") propose to enter into two separate Purchase and Sale Agreements dated as of April 17, 2000 (the "Agreements"), pursuant to which the Purchaser will purchase all of Sellers' right, title and interest in 15 shopping center properties as identified in the Agreements (the "Portfolio") owned by Sellers (the "Transaction"). The purchase price to be paid to the Sellers by Purchaser pursuant to the Agreements for the Portfolio is $205.9 million (the "Portfolio Consideration"), subject to certain adjustments.

You have requested our opinion as to the fairness, from a financial point of view, to the Sellers of the Portfolio Consideration to be paid by Purchaser for the Portfolio pursuant to the Agreements.

In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

      (i) the Agreements including the Limited Partnership Agreement of KIR Portfolio I, L.P.;

      (ii) certain historical and projected financial and operating data concerning the Portfolio;

      (iii) certain publicly available historical financial and operating data concerning Philips including, but not limited to, the Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and 1999;

      (iv) publicly available financial and operating data concerning certain companies engaged in businesses we deemed comparable to the businesses of the Sellers, or otherwise relevant to our inquiry;

      (v) the financial terms of certain recent transactions we deemed relevant to our inquiry; and

      (vi) such other financial studies, analyses and investigations that we deemed appropriate.

We have discussed with senior management of the Sellers: (i) the historical and current operating and financial condition of the Portfolio, (ii) their estimates of the future financial performance of the Portfolio, and (iii) other matters as we deemed relevant.

In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information that is publicly available or was provided to us by the management of the Sellers and we have not undertaken any independent verification of such information or any independent valuation or appraisal of the Portfolio or any of the assets or liabilities of the Sellers and we have not been furnished with any such valuation or appraisal. With respect to certain financial forecasts for the Portfolio provided to us by the management of the Sellers, we have assumed that such information (and the assumptions and bases therefor) represents such management's best currently available estimates as to the future financial performance of the Portfolio. Further, our opinion is based on economic, financial and market conditions as they currently exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

Our opinion does not address, nor should it be construed to address, the relative merits of the Transaction, on the one hand, or any alternative business strategies that may be available to the Sellers, on the other hand. This opinion does not constitute a recommendation to the stockholders of Philips or Sellers as to how such stockholders should vote in connection with the Transaction or as to any other action such holders should take regarding the Transaction.

We have been retained by Philips to render this opinion and provide other financial advisory services in connection with the Transaction and will receive an advisory fee for such services. As you know, we are currently in the process of restructuring and extending the existing secured revolving credit agreement with Philips International Realty, L.P. In the past, Prudential Securities has provided financing and other advisory services for Philips and has received compensation for such services. In the ordinary course of business we may actively trade the common stock of Philips for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are for the sole use of the Board of Directors of Philips. In addition, we understand and agree that Houlihan, Lokey Howard & Zukin Financial Advisors, Inc. is relying on this opinion in connection with its opinion dated the date hereof to the Board of Directors of Philips. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner without our prior written consent, except that it may be reproduced in its entirety in a definitive proxy statement mailed to shareholders of Philips seeking their approval of the Transaction.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Portfolio Consideration to be paid by the Purchaser for the Portfolio pursuant to the Agreements is fair to the Sellers from a financial point of view.

                                          PRUDENTIAL SECURITIES INCORPORATED

April 17, 2000

                                                                       EXHIBIT C

April 17, 2000

The Board of Directors
Philips International Realty Corp.
c/o Mr. Louis Petra
President
Philips International Realty Corp.
417 Fifth Avenue
New York, NY 10015

To The Board of Directors:

We understand that Philips International Realty Corp. (the "Company") is a public real estate investment trust whose stock trades on the New York Stock Exchange under the ticker symbol PHR. The Company currently is structured as an umbrella partnership real estate investment trust ("UPREIT"); accordingly, the Company has 7.34 million outstanding common shares and 2.47 million outstanding operating partnership ("OP") units. Further, we understand that the Company has retained Prudential Securities Inc. ("Prudential") to serve as its financial advisor in a series of liquidation transactions pursuant to which: i) Kimco Income Operating Partnership, LP will acquire interests in a portfolio of 15 properties from the Company for total consideration of $205.9 million (the "Kimco Segment"), including the assumption of $53.370 million of debt; ii) the Company will distribute/convey approximately $131 million of real property or interests in real property consisting of its four Hialeah, Florida shopping centers and two other development properties to certain of the Company's OP unitholders (the "Unitholders") in exchange for OP units held by such Unitholders (the "Unitholder Segment") and/or other consideration; and iii) the Company will sell, with the assistance of a broker (CB Richard Ellis) seven Kmart shopping centers with an estimated value of approximately $35 million to an as yet to be identified acquirer or acquirers (the "Kmart Segment"). It is our understanding that the real property which is the subject of the Unitholder Segment will be encumbered by approximately $89 million of debt; such debt will be provided by affiliates of Prudential, specifically, Prudential Securities Credit Corp. and Prudential Mortgage Capital Corp. The Kimco Segment, the Unitholder Segment, and the Kmart Segment and other related transaction disclosed to Houlihan Lokey are collectively referred to herein as the "Transaction." It is our understanding that the Company has in the process of forming a special committee (the "Committee") to consider certain matters relating to the Transaction.

With respect to the Transaction, we understand the Kimco Segment consists of two separate transactions, the first of which includes seven properties with a transaction value of approximately $68 million (the "First Kimco Segment"), and the second of which includes the eight remaining properties in which Kimco will acquire an interest for a total of approximately $138 million (the "Second Kimco Segment"). We also understand the Company seeks to execute contracts regarding both the Kimco Segment and the OP Unitholder Segment as quickly as possible, and no later than April 18, 2000. However, we understand that the Second Kimco Segment and the OP Unitholder Segment require shareholder approval and, as such, the Company plans to: i) file a proxy statement to obtain the requisite shareholder approvals for the Second Kimco Segment and the OP Unitholder Segment in May 2000; ii) close the First Kimco Segment as quickly as possible; and iii) close the Kmart Segment, either in one transaction or a series of transactions, as quickly as possible.

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

 1. met with the Company's senior management and the Company's advisors to discuss the Transaction, the operations, financial condition, future prospects and performance of the Company;

 2. reviewed the Company's annual reports to shareholders and on Form 10-K for the fiscal years ended December 31, 1999 and quarterly reports on Form 10-Q for the quarter ended September 30, 1999;

 3. reviewed company-prepared income statements for the Kimco Portfolio, the Hialeah Portfolio, and the Kmart Portfolio for the fiscal year ended December 31, 1999, which the Company's management has identified as being the most current financial statements available;

 4. reviewed the November 1999 Confidential Information Memorandum pertaining to the Company as prepared by the investment banking firm of Prudential Securities;

 5. reviewed the Summary of Offers Schedule pertaining to the Company as prepared by Prudential Securities as of December 15, 1999;

 6. reviewed the Term Sheet as prepared by Kimco Income REIT, Kimco Income Operating, L.P. and affiliated entities outlining the terms and conditions of Kimco's offer to purchase 15 shopping center properties;

 7. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the years ended December 31, 2000 through December 31, 2010;

 8. reviewed the Preliminary Pro Forma for Development of the 86th Street and 3rd Avenue redevelopment parcel prepared by the Company;

 9. reviewed the Residential Market Study for Proposed Development of 86th Street and 3rd Avenue prepared by The Sunshine Group, Ltd.

10. reviewed Confidential Summary's as prepared by CB Richard Ellis for the following Kmart properties:

          Kmart Sacramento Center,

          McHenry Commons,

          Kmart Atwater Shopping Center,

          Pennyrile Marketplace,

          North Star Center,

          Reedley Shopping Center, and

          Port Angeles Shopping Center

11. reviewed the draft presentation to the Board of Directors prepared by Prudential pertaining to Prudential's fairness opinion regarding the Kimco Segment;

12. reviewed copies of the following agreements:

          Internal draft of the Redemption Agreement, dated April 7, 2000,

          Contribution and Exchange Agreement dated August 11, 1997,

          Amendment No. 1 to Contribution and Exchange Agreement, dated December 31, 1997,

          Amended and Restated Agreement of Limited Partnership of Philips International Realty, L.P.,

          First Amendment to the Amended and Restated Agreement of Limited Partnership of Philips International Realty, L.P.,

          Third Amended and Restated Bylaws of Philips International Realty
          Corp.,

          Amended and Restated Management Agreement,

          Amended and Restated Non-Competition Agreement,

          Registration Rights Agreement,

          Ground Lease Economic Summary pertaining to the Yonkers property,

          Shareholder Rights Agreement dated March 31, 1999, and

          Amendment No. 1 to Shareholder Rights Agreement dated July 27, 1999

13. conducted site visits to certain of the properties owned by the Company;

14. reviewed Minutes of Meeting of the Board of Directors of the Company,

15. reviewed publicly available information on companies we deemed comparable to the Company; and

16. conducted such other studies analyses, studies and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

Based upon the foregoing, and in reliance thereon, it is our opinion that: i) the Unitholder Segment of the Transaction is fair to the Company from a financial point of view; and ii) the consideration to be received by the public stockholders and the OP Unitholders of the Company in connection with the Transaction is fair to them from a financial point of view.

                     HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                       PHILIPS INTERNATIONAL REALTY CORP.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Philip Pilevsky, Louis Petra, Sheila Levine, Carl Kraus, or any of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned to attend the Special Meeting of Stockholders of Philips International Realty Corp. to be held at HSBC Bank, 452 Fifth Avenue, 11th Floor, New York, New York 10018 on October 10, 2000, at 3:00 p.m., local time, and any adjournment(s) or postponement(s) thereof, with all powers the undersigned would possess if personally present, and to vote the number of shares the undersigned would be entitled to vote if personally present.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTERS SHOULD PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS. ANY PRIOR PROXY IS HEREBY REVOKED.




                                             (to be signed on the other side)


                                                      SEE REVERSE SIDE



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                       PHILIPS INTERNATIONAL REALTY CORP.

                         SPECIAL MEETING OF STOCKHOLDERS


                      DATE:  October 10, 2000
                      TIME:  3:00 P.M.
                      PLACE: HSBC Bank
                             452 Fifth Avenue, 11th Floor
                             New York, New York 10018



THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBER 1 AND 2.

                                                  FOR     AGAINST    ABSTAIN

1. Approval and adoption of an amendment          / /       / /        / /
   to the charter of Philips International
   Realty Corp. to reduce the affirmative
   stockholder vote required to approve an
   extraordinary corporate action from
   two-thirds to a majority of all votes
   entitled to be cast on the action.


                                                  FOR     AGAINST   ABSTAIN

2. Approval and adoption of a plan of             / /       / /       / /
   liquidation of Philips International
   Realty Corp.

                MARK HERE                     MARK HERE
                FOR ADDRESS      / /         IF YOU PLAN      / /
                CHANGE AND                    TO ATTEND
                NOTE AT LEFT                 THE MEETING

In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting. Any prior proxy authorized by the undersigned is hereby revoked. The undersigned hereby acknowledges receipt of the Notice of Special Meeting and the related Proxy Statement dated September 8, 2000.


SIGNATURE(S) _____________________________________________ DATE ________________

NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.


--------------------------------------------------------------------------------
        FOLD AND DETACH PROXY CARD HERE AND RETURN IN ENCLOSED ENVELOPE



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